Exhibit 10.90
COMPENSATION AND FUNDING AGREEMENT

This COMPENSATION AND FUNDING AGREEMENT, dated as of February 28, 2012 (this “Agreement”), is entered into by and between SUNPOWER CORPORATION, a Delaware corporation (“SunPower”), and TOTAL S.A., a société anonyme organized under the laws of the Republic of France (“Total”).

RECITALS

WHEREAS, Total Gas & Power USA, SAS, a société par actions simplifiée organized under the laws of the Republic of France and an indirect wholly owned subsidiary of Total (“Total USA”), owns approximately 66.30% of the common stock of SunPower;

WHEREAS, SunPower Corporation, Systems, a Delaware corporation and a subsidiary of SunPower (the “Contractor”), and High Plains Ranch II, LLC, a Delaware limited liability company (“HPR II”), have entered into that certain Engineering, Procurement and Construction Agreement, dated as of September 30, 2011 (the “EPC Contract”), pursuant to which the Contractor has agreed to design, engineer, procure certain materials and equipment for, install, construct, test and commission a 250 MW AC design capacity photovoltaic power plant in San Luis Obispo County, California (the “PV Power Plant”);

WHEREAS, in order to finance the cost of the development and construction of the PV Power Plant and certain related expenses, HPR II and the U.S. Department of Energy (“DOE”) are parties to that certain Loan Guarantee Agreement, dated as of September 30, 2011 (as amended, restated, modified or otherwise supplemented from time to time, the “Loan Guarantee Agreement”), pursuant to which DOE will guarantee Advances (as defined under the Loan Guarantee Agreement) made to HPR II by the Federal Financing Bank, a body corporate and instrumentality of the United States of America (“FFB”) pursuant to that certain Note Purchase Agreement dated as of September 30, 2011, by and among HPR II, DOE and FFB (the “Note Purchase Agreement”), subject to the terms and conditions set forth in the Loan Guarantee Agreement;

WHEREAS, the obligation of DOE to guarantee any Advance under the Loan Guarantee Agreement is subject to, among other things, the condition that since the date of the Loan Guarantee Agreement (or, if later, since the date of the last Advance), no event has occurred or could reasonably be expected to occur that has had or could reasonably be expected to have a Material Adverse Effect (as defined in the Loan Guarantee Agreement);

WHEREAS, the obligation of DOE to guarantee any Advance under the Loan Guarantee Agreement is also subject to, among other things, the condition that each of the representations and warranties made by any Major Project Participant in any Transaction Document (in each case, as defined in the Loan Guarantee Agreement) is true and correct in all material respects as of the date of the relevant Master Advance Notice (as defined in the Loan Guarantee Agreement);

WHEREAS, SunPower and the Contractor are Major Project Participants;

WHEREAS, at DOE’s request, on or about the date hereof, Total will enter into a Liquidity Support Agreement with SunPower and DOE (the “Liquidity Support Agreement”), pursuant to which Total will have an obligation to provide, or cause to be provided, Liquidity Injections to SunPower upon the occurrence of Liquidity Support Events, subject to the terms and limitations described therein; and

WHEREAS, in order to induce Total to enter into the Liquidity Support Agreement, SunPower has agreed to (a) issue an upfront warrant and make certain payments to Total, (b) establish parameters for the terms of any Liquidity Injections that may be required to be provided by Total to SunPower pursuant to the Liquidity Support Agreement, as more fully set forth below, and (c) enter into Amendment No. 3 to the Affiliation Agreement, dated as of April 28, 2011, between SunPower and Total USA, as amended;

NOW, THEREFORE, in consideration of the above recitals and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, SunPower and Total hereby agree as follows:

AGREEMENT

Section 1.            Definitions.  Capitalized terms used but not otherwise defined in this Agreement shall have the meanings given to such terms in the Liquidity Support Agreement, and the following terms have the meanings set forth below:

(a)         “30-Day Volume Weighted Average Price” or “30-Day VWAP” means the volume weighted average price of SunPower common stock, from 9:30 a.m. (New York City time) on the Trading Day 30 Trading Days preceding the applicable issuance date to 4:00 p.m. (New York City time) on the Trading Day immediately preceding the applicable issuance date, as calculated pursuant to the heading “Bloomberg VWAP” on Bloomberg Page SPWR <Equity> VWAP, or if such volume weighted average price is not available, the Board of Directors’ reasonable, good faith estimate of the volume weighted average price of the shares of SunPower common stock for such 30-Trading Day period.

(b)         “Claim” means any claim, suit, demand, proceeding, complaint, assessment, lien, injunction, order, judgment, notice of non-compliance, notice of violation, investigation or other action by or before any Governmental Authority or any other Person.

(c)          “Convertible Loans” has the meaning set forth in the Total Credit Facilities Agreement.

(d)         “Credit Agricole Facility Agreement” means the Revolving Credit Agreement, dated September 27, 2011, by and among SunPower, Credit Agricole Corporate and Investment Bank, and the financial institutions party thereto, as amended by the First Amendment to Revolving Credit Agreement, dated as of December 21, 2011 and as may be further amended, modified or supplemented from time to time.

(e)         “Drawn Support Amount” shall have the meaning given to it in the Liquidity Support Agreement, which meaning shall be interpreted in a manner consistent with Section 2(b) hereof.

(f)          “EBITDA” means, for any period, the total of the following calculated for SunPower and its Subsidiaries on a consolidated basis and without duplication, with each component thereof determined in accordance with GAAP consistently applied by SunPower for such period (except as otherwise required by GAAP):  (a) consolidated net income; plus (b) any deduction for (or less any gain from) income or franchise taxes included in determining such consolidated net income; plus (c) interest expense deducted in determining such consolidated net income; plus (d) amortization and depreciation expense deducted in determining such consolidated net income; plus (e) any non-recurring charges and any non-cash charges resulting from application of GAAP insofar as GAAP requires a charge against earnings for the impairment of goodwill and other acquisition related charges to the extent deducted in determining such consolidated net income and not added back pursuant to another clause of this definition; plus (f) any non-cash expenses that arose in connection with the grant of equity or equity-based awards to officers, directors, employees and consultants of SunPower and its Subsidiaries and were deducted in determining such consolidated net income; plus (g) non-cash restructuring charges; plus (h) non-cash charges related to negative mark-to-market valuation adjustments as may be required by GAAP from time to time; plus (i) non-cash charges arising from changes in GAAP occurring after the date hereof; less (j)(x) non-cash adjustments related to positive mark-to-market valuation adjustments as may be required by GAAP from time to time and (y) any non-recurring or extraordinary gains; less (k) other quarterly cash and non-cash adjustments that are deemed by the Chief Financial Officer of SunPower not to be part of the normal course of business and not necessary to reflect the regular, ongoing operations of SunPower and its Subsidiaries.  As used in this definition, “non-cash charge” shall mean a charge in respect of which no cash is paid during the applicable period (whether or not cash is paid with respect to such charge in a subsequent period).

(g)         “Equity Interests” means shares of capital stock, general or limited partnership interests, membership interests in a limited liability company, beneficial interests in a trust, or other equity ownership interests in a Person, and any warrants, options, or other rights entitling the holder thereof to purchase or acquire any such equity interest.

(h)         “Exchange” means the Nasdaq Global Select Market.

(i)          “Financial Indebtedness” of SunPower and any of its Subsidiaries shall mean, without duplication, all Indebtedness of such Person other than (i) all obligations to pay the deferred purchase price of property or services, (ii) all obligations created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person, (iii) Indebtedness in connection with the factoring of the accounts receivable of the Borrower or any Subsidiary in respect of rebates from U.S. Governmental Authorities pursuant to the Tech Credit Agreement in the ordinary course of business, (iv) intercompany liabilities (but including liabilities to a non-Subsidiary Affiliate) maturing within 365 days of the incurrence thereof, (v) non-recourse indebtedness, and (vi) all guaranty obligations with respect to the types of Indebtedness listed in clauses (i) through (v) above.

(j)           “GAAP” means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as may be approved by a significant segment of the accounting profession of the United States of America as in effect from time to time.

(k)          “Governmental Authority” means any supra-national body, the government of the United States of America, any other nation or any political subdivision of any thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

(l)          “Gross Financial Indebtedness” means at any time the aggregate Financial Indebtedness of SunPower and its consolidated Subsidiaries at such time (other than Indebtedness of any consolidated subsidiary that is non-recourse to such subsidiary except for customary carve-outs (including environmental liability, gross negligence or willful misconduct, and similar matters)).

(m)         “Guaranty” is defined in Section 3(a)(i).

(n)         “Indebtedness” means the aggregate amount of, without duplication, (i) all obligations for borrowed money, (ii) all obligations evidenced by bonds, debentures, notes or other similar instruments, (iii) all obligations to pay the deferred purchase price of property or services (other than accounts payable and accrued expenses incurred in the ordinary course of business determined in accordance with GAAP), (iv) all obligations with respect to capital leases, (v) all obligations created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person, (vi) all reimbursement and other payment obligations in respect of letters of credit and similar surety instruments (contingent or otherwise and including construction performance bonds), and (vii) all guaranty obligations with respect to the types of Indebtedness listed in clauses (i) through (vi) above.

(o)         “Joint Venture” means a joint venture, partnership or other similar arrangement, whether in corporate, partnership or other legal form.

(p)         “LIBOR” means, as of any date of determination, the LIBO Rate as defined in the Total Credit Facilities Agreement.

(q)         “LSA Effective Date” means the date on which the Liquidity Support Agreement is fully executed and delivered by all parties thereto.

(r)          “Market Disruption Event” means, (1) a failure by the primary exchange or quotation system on which the SunPower common stock trades or is quoted to open for trading during its regular trading session, or (2) the occurrence or existence for more than one half hour period in the aggregate on any scheduled Trading Day for the SunPower common stock of any suspension or limitation imposed on trading (by reason of movements in price exceeding limits permitted by such exchange or otherwise) in the SunPower common stock or in any options, contracts or future contracts relating to the SunPower common stock, and such suspension or limitation occurs or exists at any time before 1:00 p.m. (New York City time) on such day.

(s)         “Material Adverse Effect” means a material adverse effect on (a) the business, financial condition, operations or properties of SunPower and its subsidiaries, taken as a whole, (b) the validity or enforceability of any of the Transaction Documents, or (c) the ability of SunPower to perform its obligations under the Transaction Documents.

(t)         “Maximum Drawn Support Amount” means, from time to time, the greatest Drawn Support Amount that has been outstanding at any time prior to the date of determination plus, if applicable, the amount of the Liquidity Injection in connection with which the Maximum Drawn Support Amount is being calculated, but only to the extent that the total including such Liquidity Injection would exceed the greatest Drawn Support Amount that had been outstanding at any time prior to the date of determination; provided, that Guarantees that were previously issued but which are no longer outstanding (whether due to termination, expiration or otherwise) shall not be included in the Drawn Support Amount at any time for purposes of calculating the Maximum Drawn Support Amount.  For the avoidance of doubt, (a) the Maximum Drawn Support Amount is expected to increase from time to time but, except as described in the proviso to the preceding sentence, will never decrease and (b) once a previously-issued Guaranty is no longer outstanding, the Maximum Drawn Support Amount will thereafter be calculated as though such Guaranty had never been in effect.

(u)         “Person” means an individual, partnership, corporation, association, limited liability company, unincorporated organization, trust or Joint Venture, or a governmental agency or political subdivision thereof.

(v)         “Private Placement Agreement” means the Private Placement Agreement, dated as of the date hereof, between the Total USA and SunPower.

(w)        “Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, trustees, employees, agents and advisors of such Person and such Person’s Affiliates.

(x)         “Requirement of Law” means, as to any Person, the certificate of incorporation and bylaws or other organizational or governing documents of such Person, and any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

(y)         “Revolving Loans” has the meaning set forth in the Total Credit Facilities Agreement.

(z)         “subsidiary” with respect to any Person, means:

(i)         any corporation of which the outstanding Equity Interests having at least a majority of the votes entitled to be cast in the election of directors under ordinary circumstances shall at the time be owned, directly or indirectly by such Person; or

(ii)        any other Person of which at least a majority of the voting interest under ordinary circumstances is at the time, directly or indirectly, owned by such Person.

(aa)        “Subsidiary” means, unless the context otherwise requires, a subsidiary of SunPower.

(bb)       “SunPower Debt Documents” means, as of any date, any agreement, contract or instrument relating to any Indebtedness of SunPower (excluding the Total Credit Facilities Agreement and any other Loan Documents), including any amendments to such documents.

(cc)        “Tech Credit Agreement” means that certain First Amended and Restated Purchase Agreement, dated November 1, 2010, between SunPower North America LLC and Technology Credit Corporation, as amended on January 25, 2011 and April 18, 2011.

(dd)       “Total Credit Facilities Agreement” means the Revolving Credit and Convertible Loan Agreement, dated as of the date hereof, between Total USA and SunPower.

(ee)       “Trading Day” means a day on which (i) there is no Market Disruption Event and (ii) the Exchange or, if the Shares not listed on the Exchange, the principal other U.S. national or regional securities exchange on which the SunPower common stock is then listed, is open for trading or, if the SunPower common stock is not so listed, any Business Day. A “Trading Day” only includes those days that have a scheduled closing time of 4:00 p.m. (New York City time) or the then standard closing time for regular trading on the relevant exchange or trading system.

(ff)        “Transaction Documents” means this Agreement, the Total Credit Facilities Agreement, the Liquidity Support Agreement, the Private Placement Agreement, any Warrant, any Guaranty, any promissory note evidencing a Revolving Loan or a Convertible Loan and any other agreements entered into between the Borrower and Total or its Affiliates pursuant to any of the foregoing agreements.

(gg)      “Transactions” means, collectively, the execution, delivery and performance by the parties of the Transaction Documents in accordance with the terms thereof.

(hh)      “Warrant” means a Warrant in the form of Exhibit A hereto.

Section 2.            Fees, Warrant and Expenses.

(a)         Upfront Obligations.  In consideration for Total’s agreement to enter into the Liquidity Support Agreement and for its commitments set forth in the Liquidity Support Agreement and in this Agreement, on the LSA Effective Date, SunPower shall issue to Total, or to an Acceptable Affiliate as directed by Total, a Warrant, in the form of Exhibit A hereto, which shall be exercisable to purchase an amount of stock equal to $75,000,000, divided by 30-Day VWAP as of the LSA Effective Date.  The per share exercise price of the Warrant issued pursuant to this Section 2(a) shall be the 30-Day VWAP as of the LSA Effective Date.

(b)         Determining Availability of Liquidity Support.   As of the LSA Effective Date, an aggregate of $600,000,000 of liquidity support in the form of Liquidity Injections is available to SunPower under this Agreement and the other Transaction Documents.  The amount of available liquidity support shall be decreased from time to time, upon any Liquidity Injection by Total or an Acceptable Affiliate, by (i) the principal amount (plus capitalized interest, if any) of any Indebtedness issued by SunPower to Total or an Acceptable Affiliate pursuant to this Agreement and the Total Credit Facilities Agreement, (ii) the cash purchase price of any equity securities issued by SunPower to Total or an Acceptable Affiliate pursuant to this Agreement and the Private Placement Agreement (including the cash proceeds to SunPower upon the exercise of a Warrant issued hereunder), (iii) the principal amount of Indebtedness of SunPower covered by a guarantee issued by Total hereunder and (iv) the amount of any other Liquidity Injection as determined by mutual good faith agreement of Total and SunPower.  The amount of available liquidity support shall be increased from time to time, upon the repayment, refund, reimbursement, return or release by SunPower of any Liquidity Injection made by Total or an Acceptable Affiliate, by (i) the principal amount of any Indebtedness repaid by SunPower to Total or an Acceptable Affiliate pursuant to this Agreement or the Total Credit Facilities Agreement, (ii) the principal amount of Indebtedness of SunPower covered by a guarantee issued by Total hereunder and subsequently released and (iii) the amount of any other Liquidity Injection that is repaid, refunded, reimbursed, returned or released by SunPower, as determined by mutual good faith agreement of Total and SunPower.  For the avoidance of doubt, Liquidity Injections made in the form of purchases of equity securities of SunPower (including the exercise of Warrants for cash) and any other Liquidity Injections not specifically subject to repayment irrevocably reduce the amount of liquidity support available hereunder, and SunPower shall have no obligation to repay, refund, reimburse, return or release any such Liquidity Injection.

(c)         Commitment and Guaranty Fees.  Within thirty (30) days after the last day of each calendar quarter during the term of this Agreement, SunPower shall pay to or as directed by Total, in cash (and pro-rated as appropriate for partial quarters):

 (i)          a commitment fee in an amount equal to 0.25% of the difference between the Maximum Support Amount, minus the Drawn Support Amount, as of the end of such quarterly period; and

 (ii)          a guarantee fee in connection with each Guaranty issued in accordance with Section 3 of this Agreement and outstanding for all or any part of the preceding calendar quarter, calculated as follows:

X times Y times (Z/365)

where:

               (A)           X is the average daily amount of Indebtedness guaranteed pursuant to one or more Guaranties issued in accordance with Section 3 of this Agreement;

   (B)           Y is 2.75%; and

   (C)           Z is the number of days during such calendar quarter that a Guaranty was outstanding.

(d)         Expenses.  SunPower shall pay and reimburse Total for all reasonable out-of-pocket expenses (including the reasonable fees and expenses of outside counsel) incurred by

Total after the LSA Effective Date in enforcement of SunPower’s obligations under this Agreement, the Liquidity Support Agreement and the other Transaction Documents.

(e)         Interest on Overdue Amounts.  Any payment obligations of SunPower to Total under this Agreement that are not paid when due shall accrue interest until paid in full at a rate equal to LIBOR as in effect from time to time plus 5.00% per annum.

Section 3.            Form of Liquidity Support; Choice of Liquidity Support.

(a)         Form of Liquidity Support.  In the event that Total becomes obligated to provide a Liquidity Injection to SunPower pursuant to the Liquidity Support Agreement, subject to Section 3(c) of this Agreement, the Liquidity Injection shall (i) in the event that such Liquidity Injection is provided to address the occurrence of a Liquidity Support Event described in clause (i) of the definition thereof in the Liquidity Support Agreement, be in the minimum amount sufficient to cause both SunPower’s Reported Liquidity and SunPower’s Projected Liquidity to be equal to the amount of at least $100 million (the “Required Amount (i)”), but shall in no event be more than the Required Amount (i) plus the minimum amount necessary to comply with the minimum funding amounts specified for the applicable form of Liquidity Injection (for example, the $5 million minimum draw for Revolving Loans) without the written consent of SunPower, (ii) in the event that such Liquidity Injection is provided to address the occurrence of a Liquidity Support Event described in clause (ii) of the definition thereof in the Liquidity Support Agreement, be in the minimum amount sufficient to enable SunPower to cure the applicable breach and satisfy the applicable financial covenant after giving effect to, and as of the date of, such Liquidity Injection (the “Required Amount (ii)”), but shall in no event be more than the Required Amount (ii) plus the minimum amount necessary to comply with the minimum funding amounts specified for the applicable form of Liquidity Injection without the written consent of SunPower, and (iii) be in the applicable form prescribed below:

(i)        Maximum Drawn Support Amount up to $60 Million.  To the extent that, at the time Total becomes obligated to provide such Liquidity Injection, (A) the Maximum Drawn Support Amount (taking into account the amount of such Liquidity Injection) is equal to or less than $60,000,000 and (B) the ratio of Gross Financial Indebtedness at the end of the immediately preceding completed fiscal quarter to EBITDA for the four immediately preceding completed fiscal quarters of SunPower is not more than 3.5 to 1.0 (or, for the quarters in the fiscal year ending in 2012, 4.0 to 1.0), Total or an Acceptable Affiliate shall provide the applicable Liquidity Injection, and SunPower shall accept the Liquidity Injection, at Total’s option (as to which Total shall notify SunPower promptly following Total’s receipt of the documentation described in Section 3(e)), in the form of (1) a Revolving Loan pursuant to the Total Credit Facilities Agreement, (2) a guaranty by Total of Indebtedness of SunPower under any SunPower Debt Documents pursuant to a Guaranty substantially in the form of Exhibit B hereto (each such guaranty, a “Guaranty”) or (3) any other form of Liquidity Injection permitted by the Liquidity Support Agreement and agreed to in writing by SunPower.

                           (A)      Warrant Issuance in Connection with Revolving Loans.  At the time of funding of each Revolving Loan pursuant to the Total Credit Facilities Agreement, at no cost to Total, and subject to the provisions of Section 3(a)(i)(B)

below, SunPower will issue to or as directed by Total a Warrant exercisable to purchase an amount of stock equal to 20% of the amount of such Revolving Loan divided by 30-Day VWAP as of the date of funding of such Revolving Loan.  The per share exercise price of the Warrant issued pursuant to this Section 3(a)(i)(A) shall be the 30-Day VWAP as of the date of issuance of such Warrant.

   (B)      Limitation on Warrants in Connection with Revolving Loans.  Notwithstanding the foregoing provisions of Section 3(a)(i)(A), the aggregate exercise price at issuance of Warrants issued in connection with Revolving Loans shall not exceed 20% of the maximum aggregate amount of Revolving Loans that has been outstanding at any time under the Total Credit Facilities Agreement (for example, if Total provides a $40,000,000 Revolving Loan pursuant to the Total Credit Facilities Agreement, SunPower shall issue a $8,000,000 Warrant; if SunPower repays $10,000,000 of  such Revolving Loan and Total  thereafter provides an additional Revolving Loan of $20,000,000, the Warrant issued in connection with the subsequent Revolving Loan would be $2,000,000, corresponding to the $10,000,000 incremental increase in the maximum aggregate amount of Revolving Loans outstanding).

                      (ii)         Maximum Drawn Support Amount Over $60 Million up to $200 Million.  To the extent that, at the time Total becomes obligated to provide such Liquidity Injection, (A) the Maximum Drawn Support Amount (taking into account the amount of such Liquidity Injection) is greater than $60,000,000 but not greater than $200,000,000 and (B) the ratio of Gross Financial Indebtedness at the end of the immediately preceding completed fiscal quarter to EBITDA for the four immediately preceding completed fiscal quarters of SunPower is not more than 3.5 to 1.0 (or, for the quarters in the fiscal year ending in 2012, 4.0 to 1.0), Total or an Acceptable Affiliate shall provide the applicable Liquidity Injection, and SunPower shall accept the Liquidity Injection, at Total’s option (as to which Total shall notify SunPower promptly following Total’s receipt of the documentation described in Section 3(e)), in the form of (1) a Convertible Loan pursuant to the Total Credit Facilities Agreement, (2) a Guaranty or (3) any other form of Liquidity Injection permitted by the Liquidity Support Agreement and agreed to in writing by SunPower.

                           (A)      Conversion of Revolving Loan.  If the Maximum Drawn Support Amount at any time exceeds $60,000,000 then any outstanding amount under a Revolving Loan (including unpaid or capitalized interest) shall be convertible, at Total’s option, into a Convertible Loan under the Total Credit Facilities Agreement upon notice from Total to SunPower.  No additional Warrants shall be issued in connection with any such conversion.

   (B)      Warrant Issuance in Connection with Convertible Loan.  At the time of funding of each new Convertible Loan pursuant to the Total Credit Facilities Agreement (as opposed to conversions of Revolving Loans into Convertible Loans), at no cost to Total, and subject to the provisions of Section 3(a)(ii)(C) below, SunPower will issue to Total, or to an Acceptable Affiliate as directed by Total, a Warrant, exercisable to purchase an amount of stock equal to

(A) (x) to the extent that the Maximum Drawn Support Amount following the issuance of such Convertible Loan will not be in excess of $200 million, 25% of the amount of such Convertible Loan and (y) to the extent that the Maximum Drawn Support Amount following the issuance of such Convertible Loan will be in excess of $200 million, 35% of the amount of such Convertible Loan, in each case divided by (B) 30-Day VWAP as of the date of issuance of such Warrant.  The per share exercise price of the Warrant issued pursuant to this Section 3(a)(ii)(B) shall be the 30-Day VWAP as of the date of issuance of such Warrant.

                           (C)      Limitation on Warrants in Connection with Convertible Loans.  Notwithstanding the foregoing provisions of Section 3(a)(ii)(B), (1) so long as the Maximum Drawn Support Amount is not in excess of $200,000,000, the aggregate exercise price at issuance of Warrants issued in connection with new Convertible Loans that are not the result of converting Revolving Loans shall not exceed 25% of the maximum aggregate amount of Convertible Loans that are not the result of converting Revolving Loans that has been outstanding at any time under the Total Credit Facilities Agreement (for example, if Total provides a $100,000,000 new Convertible Loan pursuant to the Total Credit Facilities Agreement (as opposed to conversions of Revolving Loans into Convertible Loans), SunPower shall issue a $25,000,000 Warrant; if SunPower repays $10,000,000 of such Convertible Loan and Total thereafter provides an additional Convertible Loan of $20,000,000, the Warrant issued in connection with the subsequent Convertible Loan would be $2,500,000); and (2) if the Maximum Drawn Support Amount is in excess of $200,000,000, the aggregate exercise price at issuance of Warrants issued in connection with new Convertible Loans that are not the result of converting Revolving Loans and that cause the Maximum Drawn Support Amount to be increased to any amount in excess of $200,000,000 shall not exceed 35% of the maximum aggregate amount of such Convertible Loans that has been outstanding at any time under the Total Credit Facilities Agreement (for example, if Total provides a new $240,000,000 Convertible Loan pursuant to the Total Credit Facilities Agreement (as opposed to conversions of Revolving Loans into Convertible Loans) at a time when no Convertible Loans have been yet been issued pursuant to the Total Credit Facilities Agreement, SunPower shall issue an $64,000,000 Warrant (representing a $50,000,000 Warrant in respect of the first $200,000,000 aggregate principal amount of such Convertible Loan and a $14,000,000 Warrant in respect of the remaining $40,000,000 aggregate principal amount); if SunPower repays $10,000,000 of that $240,000,000 amount and Total thereafter provides an additional Convertible Loan of $20,000,000 before any other portion of the outstanding Convertible Loan is repaid, the Warrant issued in connection with the subsequent Convertible Loan would be $3,500,000).

(iii)      Maximum Drawn Support Amount Over $200 Million.  To the extent that at the time Total becomes obligated to provide such Liquidity Injection (A) the Maximum Drawn Support Amount (taking into account the amount of such Liquidity Injection) is greater than $200,000,000 or (B) the ratio of Gross Financial Indebtedness at the end of the immediately preceding fiscal quarter to EBITDA for the four immediately preceding completed fiscal quarters of SunPower exceeds 3.5 to 1.0 (or, for the quarters in the fiscal year ending in 2012, 4.0 to 1.0), Total or an Acceptable Affiliate shall provide, and SunPower shall accept, the applicable Liquidity Injection, at Total’s option (as to which Total shall notify SunPower promptly following Total’s receipt of the documentation described in Section 3(e)), in the form of (1) additional Revolving Loans, (2) additional Convertible Loans, (3) a purchase of equity securities of SunPower pursuant to the Private Placement Agreement (which purchase of equity securities may be rounded up, at Total’s option, from the required amount of such Liquidity Injection to the next integral multiple of $25 million), (4) a Guaranty or (5) any other form of Liquidity Injection permitted by the Liquidity Support Agreement and agreed to in writing by SunPower.  SunPower shall issue to Total, at no cost to Total, Warrants in connection with additional Revolving Loans and/or additional Convertible Loans in accordance with the preceding provisions of this Section 3(a).  To the extent that such Liquidity Injection is provided in the form of a purchase of equity securities or in another form permitted by the Liquidity Support Agreement, then, at no cost to Total, SunPower will issue to or as directed by Total a Warrant, exercisable to purchase an amount of stock equal to 25% of the amount of such Liquidity Injection divided by 30-Day VWAP as of the date of such Liquidity Injection.  The per share exercise price of the Warrant issued pursuant to this Section 3(a)(iii) shall be the 30-Day VWAP as of the date of issuance of such Warrant.

(b)         Reimbursement for Draws on Guarantees.  Within thirty (30) days after the date on which Total makes any payment to a lender under a Guaranty, SunPower shall pay to or as directed by Total (i) the full amount of such payment made by Total plus (ii) interest on such amount, for the period from and including the date of payment by Total to the lender to and including the date of payment by SunPower to Total, at a rate per annum equal to LIBOR as in effect from time to time plus 5.00%; provided, that, if SunPower fails to pay such amount when due, the amount of such payment obligation (including interest) shall be convertible, at Total’s option, into a Revolving Loan, a Convertible Loan or a purchase of equity pursuant to the Private Placement Agreement, in each case upon notice from Total to SunPower and in each case with warrant coverage in accordance with Section 3(a).

(c)         Effects on SunPower Debt Documents and Other Conflicts.  Notwithstanding the foregoing, if (i) a Liquidity Injection in the form specified in this Agreement would trigger a default under any SunPower Debt Documents evidencing Indebtedness (actual or committed) of SunPower in an amount greater than $10 million, (ii) a Liquidity Injection in the form specified in this Agreement would not cure the breach, if any, of a financial covenant that triggered the requirement for such Liquidity Injection, or (iii) SunPower is otherwise unable to consummate a Liquidity Injection in the form specified in this Agreement (for example, if SunPower is unable to consummate a Convertible Loan under the circumstances contemplated in Section 3(a)(ii)), then Total shall have the option, in its reasonable discretion, to provide, and SunPower shall accept, such Liquidity Injection in an alternative form so as not to cause SunPower to be in breach or default of any SunPower Debt Documents evidencing Indebtedness of SunPower in an amount greater than $10 million, so as to enable the cure of the breach of the applicable financial covenant or otherwise so as to enable SunPower to consummate the Liquidity Injection (including via a transaction or series of transactions that amends or refinances the applicable facilities governed by the SunPower Debt Documents); provided, that the compensation provided by SunPower to Total in connection with such Liquidity Injection (if such Liquidity Injection is in an alternative form as to which compensation has not already been agreed as set forth in this Agreement) shall be reasonably agreed in good faith by SunPower and Total.

(d)         Liquidity Injections Not Required by Liquidity Support Agreement; Cure of Breaches of Credit Agricole Facility Agreement.

                              (i)          Any Liquidity Injection that is not then required to be provided by Total pursuant to the Liquidity Support Agreement may be in such form (including the forms described above) as Total and SunPower may mutually agree; provided, that Total may provide a Guaranty at any time in any amount in its sole discretion.

                              (ii)         Notwithstanding the foregoing, the following provisions shall apply to the provision of one or more Liquidity Injections the purpose of which is to pay, in whole or in part, any amount outstanding under the Credit Agricole Facility Agreement prior to or in connection with a breach by SunPower of its covenants under the Credit Agricole Facility Agreement (but prior to such event constituting a Liquidity Support Event):

               (A)           In addition to its obligations under Section 4(a) of this Agreement, SunPower shall immediately notify Total in writing of any breach by SunPower of its covenants contained in the Credit Agricole Facility Agreement, without regard to any otherwise-applicable cure periods or waivers by Credit Agricole, as well as at any time that any breach of such covenants is reasonably foreseeable.  Any such notification shall identify the applicable covenants and include the date of breach or anticipated breach and the length of any applicable cure period.

                           (B)           If, following Total’s receipt of the notice described above, fewer than ten (10) calendar days remain in the applicable cure period and SunPower shall not have cured such breach or anticipated breach without Total’s assistance, or if the breach or anticipated breach is of Section 5.02 of the Credit Agricole Facility Agreement, then an “RCF Trigger” shall be deemed to have occurred and Total may proceed immediately as described below.

       (C)           Following the occurrence of an RCF Trigger, Total may, at its option and without further notice to SunPower, provide one or more Liquidity Injections to SunPower in any form described in Section 3(a)(iii) (notwithstanding the requirements as to the form of liquidity support attributable to the then-applicable Maximum Drawn Support Amount) and may negotiate directly with Credit Agricole and the other lenders for the benefit of SunPower.

   (D)           Total shall receive the fee provided in Section 2(c) for any partial or whole Guaranty of the Credit Agricole Facility Agreement provided as described above.

                            (E)           If Total determines to provide a Liquidity Injection in the form of an equity purchase pursuant to the Private Placement Agreement, then (1) the proceeds of such Liquidity Injection will be used to repay or otherwise provide an “equity cure” under the Credit Agricole Facility Agreement, (2) the amount of such Liquidity Injection shall be at Total’s determination but not greater than the next integral multiple of $25 million above the amount that is necessary to accomplish such “equity cure,” and (3) Total shall receive the corresponding amount of Warrants described in Section 3(a)(iii).  For the avoidance of doubt, the amount of any such Liquidity Injection shall increase the Drawn Support Amount and, if applicable, the Maximum Drawn Support Amount, and any subsequent Liquidity Injections (other than as provided in Section 3(d)(ii)(F)) shall be in the form prescribed in Section 3(a) after taking into account such increases.  Total shall thereafter have the right to provide one or more additional Liquidity Injections in the form of debt described below, the proceeds of which will be used to repay any or all remaining amounts under the Credit Agricole Facility Agreement.

(F)      If Total determines to provide a Liquidity Injection in the form of debt (at Total’s option and whether or not Total shall previously have provided a Liquidity Injection in the form of an equity purchase as described above, provided that such debt will be in the form contemplated by Section 3(a), after taking into account the then-applicable Maximum Drawn Support Amount), (1) the proceeds of such Liquidity Injection will be used to repay in whole or in part the Credit Agricole Facility Agreement, (2) such Liquidity Injection shall bear interest at a rate of LIBOR plus 4.25% per annum until the maturity date of the Credit Agricole Facility Agreement and (3) thereafter, such Liquidity Injection shall bear interest at the rate then applicable to Revolving Loans or Convertible Loans, as the case may be, pursuant to the Total Credit Facilities Agreement and taking into account the then-applicable Maximum Drawn Support Amount, and shall be payable in full on the Maturity Date (as defined in the Total Credit Facilities Agreement).  Any such Liquidity Injections shall also entitle Total to receive Warrants as provided in Section 3(a)(i) or (ii) depending on the then-applicable Maximum Drawn Support Amount.

(e)         Process for Provision of Liquidity Support.

                            (i)           Pursuant to Sections 4(a)(ix) and (x), SunPower is required to indicate to Total from time to time (i) whether an Authorized Officer of SunPower believes that a Liquidity Injection will be required to be made by Total in accordance with the terms of the Liquidity Support Agreement and Section 3(a) of this Agreement and (ii) whether it believes that the representations and warranties of SunPower contained in the Liquidity Support Agreement, this Agreement and any or all of the other Transaction Documents (to the extent such agreements are applicable to the form of such Liquidity Injection pursuant to the terms hereof, and as indicated in writing by Total) are true and correct, except as otherwise disclosed or modified by an attached disclosure schedule (the “Preliminary Disclosure Schedule”).

                            (ii)           Within three (3) Business Days following the delivery to Total of the Preliminary Disclosure Schedule (as such time period may be extended on a day-for-day basis corresponding to the additional time permitted in connection with Alternative

Forms of Liquidity Injections pursuant to the last sentence of Section 3(a) of the Liquidity Support Agreement), Total shall indicate in writing to SunPower the form and amount of Liquidity Injection it intends to pursue (the “Preliminary Liquidity Injection Indication”), and, in the event that the Liquidity Injection would be provided under the Total Credit Facilities Agreement, Total shall within the time periods specified in the Total Credit Facilities Agreement deliver to SunPower a Funding Notice (as defined in the Total Credit Facilities Agreement).

                           (iii)           Within two (2) Business Days following the delivery of the Preliminary Liquidity Injection Indication to SunPower, and in any event not later than the date on which a Liquidity Injection is required pursuant to the Liquidity Support Agreement, SunPower shall deliver to Total a certification by an Authorized Officer, on behalf of SunPower, that the representations and warranties of SunPower contained in the Liquidity Support Agreement, this Agreement and any or all of the other Transaction Documents (to the extent such agreements are applicable to the form of such Liquidity Injection pursuant to the terms hereof, and as indicated in writing by Total) are true and correct on and as of the date of such Liquidity Injection, except as otherwise disclosed or modified by an attached disclosure schedule.

Section 4.            Covenants of SunPower.

(a)         Reporting Requirements.  SunPower agrees to deliver to Total:

(i)           on every other Thursday (or if such day is not a Business Day, the immediately succeeding Business Day), commencing with the first Thursday following the LSA Effective Date, a weekly cash forecast over the remaining portion of the then-current fiscal quarter, certified by an Authorized Officer of SunPower as being complete in all material respects and prepared in good faith;

(ii)           within twenty-five (25) Business Days after the last day of each fiscal quarter ending with the third fiscal quarter of 2012, a cash forecast at each month-end covering the period of three fiscal quarters beginning with the first fiscal quarter following the then-current quarter, including a forecast of the lowest amount of cash at any point during each such quarter and the approximate date upon which such low point will occur, and also an updated cash forecast for the first month of the following fiscal quarter, delivered not later than the last Business Day of the second calendar month of the then-current fiscal quarter, in each case certified by an Authorized Officer of SunPower as being complete in all material respects and prepared in good faith;

(iii)           within fifteen (15) Business Days after the last day of each fiscal month beginning with December 2012, a cash forecast at each month-end covering the period of three fiscal quarters beginning with the first fiscal quarter following the then-current quarter, including a forecast of the lowest amount of cash at any point during each such quarter and the approximate date upon which such low point will occur, certified by an Authorized Officer of SunPower as being complete in all material respects and prepared in good faith;

(iv)           within fifteen (15) Business Days after the end of each fiscal quarter in 2012, and within ten (10) Business Days after the last day of each fiscal quarter thereafter, a statement setting forth a calculation of all financial ratios under all SunPower Debt Documents as of the last day of the immediately preceding fiscal quarter and forecasts of such ratios for the next three quarters, certified by an Authorized Officer of SunPower as being complete in all material respects and prepared in good faith;

(v)           within fifteen (15) Business Days after the last day of each fiscal month that is not the last month of a quarter in 2012, and within ten (10) Business Days thereafter, a forecast setting forth a calculation of all financial ratios under all SunPower Debt Documents for the current fiscal quarter and for the next three quarters, certified by an Authorized Officer of SunPower as being complete in all material respects and prepared in good faith;

(vi)           within fifteen (15) Business Days after the end of each fiscal month in 2012, and within ten (10) Business Days after the last day of each fiscal month thereafter, a report in a form to be agreed by SunPower and Total setting forth the terms of all (A) outstanding Indebtedness that is guaranteed by SunPower as of the end of the immediately preceding calendar month and (B) outstanding parent guarantees issued by SunPower and letters of credit issued to any Person for the account of SunPower (whether cash collateralized, guaranteed or otherwise) as of the end of such monthly period, and forecasts of such Indebtedness guaranteed by SunPower, parent guarantees issued by SunPower and letters of credit issued for the account of SunPower for the next eleven months, certified by an Authorized Officer of SunPower as being complete in all material respects and prepared in good faith;

(vii)           promptly after SunPower’s receipt thereof, a copy of any management letter or other material communications received by SunPower or the Contractor from any Person in relation to the PV Plant, including, without limitation, any weekly project report, management weekly dashboard report, executive bi-weekly report, SunPower-prepared progress report, Bechtel monthly progress report, and Beta monthly progress report;

(viii)          within fifteen (15) Business Days after the end of each fiscal month in 2012, and within ten (10) Business Days after the last day of each fiscal month thereafter, a monthly business report in a form to be agreed between SunPower and Total covering the previous monthly period, which shall contain in reasonable detail (A) all actual expenses, capital expenditures and revenues of SunPower, (B) reported sales, and (C) such other information as Total may reasonably request, certified by an Authorized Officer of SunPower as being complete in all material respects and prepared in good faith;

(ix)            promptly upon obtaining Knowledge thereof, and at least five (5) Business Days before it is required to provide similar notice to DOE, notice of the potential failure of SunPower to satisfy any financial covenants under any SunPower Debt Documents or to maintain a minimum of $100,000,000 in Reported Liquidity and Projected Liquidity as of any date, based in each case on estimated data;

(x)           during fiscal 2012, at least three (3) Business Days prior to the date upon which delivery to DOE is required (and not later than twelve (12) Business Days after the end of each fiscal quarter of SunPower), and thereafter at least five (5) Business Days prior to the date upon which delivery to DOE is required (and not later than ten (10) Business Days after the end of each fiscal quarter of SunPower), draft copies of each SunPower Quarterly Certificate that is required to be delivered by SunPower to DOE pursuant to the Liquidity Support Agreement, based on estimated data, together with a certificate substantially in the form of Exhibit C hereto, signed by an Authorized Officer of SunPower, and any other additional documentation reasonably requested by Total, indicating whether SunPower believes that Total will have any funding obligation as a result of the delivery of such SunPower Quarterly Certificate to DOE and, if so, confirming that SunPower believes it will be able to make the required representations and warranties under the documents governing the Revolving Loan, Convertible Loan, Private Placement Agreement or other form of Liquidity Injection (or if there would be exceptions on a disclosure schedule);

(xi)           within five (5) Business Days after the last day of each fiscal quarter, a report in a form to be agreed between SunPower and Total specifying, as of the end of such fiscal quarter:  (A) the number of shares of SunPower capital stock that are outstanding; (B) the number of shares of SunPower capital stock that are reserved for issuance pursuant to any outstanding warrants, notes, options, restricted stock units, or any other rights to acquire SunPower capital stock or other equity or voting interest in SunPower; and (C) the difference between the authorized capital stock of SunPower and (A) and (B) above; and

(xii)           such other information or reports as may be reasonably requested by Total in connection with its obligations pursuant to the Liquidity Support Agreement.

(b)         Affirmative Covenants.  SunPower agrees to:

(i)           consult with Total prior to the release of any information to the DOE relating to the Liquidity Support Agreement or the PV Power Plant (including the financing thereof), including providing drafts of all written communications proposed to be delivered to DOE (A) in the case of communications required to be delivered pursuant to the express terms of the Liquidity Support Agreement, at least five (5) Business Days prior to delivery to DOE and (B) in the case of communications required to be delivered pursuant to the express terms of any other document to which SunPower and DOE are parties, or in response to any additional request from DOE to SunPower for information (as to which request SunPower shall notify Total immediately), as early as possible prior to delivery to DOE, including using best efforts to deliver such drafts at least five (5) Business Days prior to delivery to DOE when such time period is available between the time of DOE’s request for such information and the deadline for DOE’s receipt of such information;

(ii)           use commercially reasonable efforts to assist Total in the performance of its obligations under the Liquidity Support Agreement and to conduct, and to act in good faith in conducting, its affairs in a manner such that Total’s obligation under the Liquidity Support Agreement to provide Liquidity Injections will not be triggered or, if triggered, will be minimized (provided that nothing in this Section 4(b)(ii) shall be construed to require SunPower to minimize the amount of a Liquidity Injection required to be provided by Total pursuant to the Liquidity Support Agreement following the occurrence of a Liquidity Support Event);

(iii)           at all times that the Liquidity Support Agreement is in effect, utilize the investments, funds and accounts described in the definition of Cash Equivalents in the Liquidity Support Agreement for all cash that may be commercially reasonably invested or held in such investments, funds and accounts, and not to utilize any similar investments, funds or accounts of lesser quality that would not qualify for inclusion as Cash Equivalents for purposes of the Liquidity Support Agreement;

(iv)           deposit and maintain as Cash Equivalents all cash proceeds of Liquidity Injections received by SunPower following (or provided in anticipation of) a shortfall in Projected Liquidity for so long as is necessary to ensure that (A) no new Liquidity Injection will be required to cure a shortfall of Reported Liquidity for the fiscal quarter that was the subject of the shortfall in Projected Liquidity and (B) no Liquidity Injection could reasonably be expected to be required to be provided in the future as a result of commercially unreasonable management and deployment of such cash proceeds;

(v)           utilize all cash proceeds of Liquidity Injections received by SunPower following (or provided in anticipation of) any breach of a financial covenant of SunPower to cure or prevent such breach and thereafter to manage and deploy any remaining such cash proceeds in a commercially reasonable manner such that no Liquidity Injection could reasonably be expected to be required in the future as a result of a breach by SunPower of the same or similar financial covenants;

(vi)           for so long as SunPower is in a forbearance period relating to a failure to meet a financial covenant under any Applicable Indebtedness as described in Section 2(b) of the Liquidity Support Agreement, keep Total actively apprised of the status of the forbearance discussions and provide as much notice as possible of an inability of SunPower to continue to deliver the weekly notice described in Section 2(b) of the Liquidity Support Agreement;

(vii)          cause the Contractor to terminate the EPC Contract, pursuant to the terms of the EPC Contract and if and as permitted by SunPower’s and the Contractor’s written agreements with the DOE, upon the bankruptcy or insolvency of HPR II; and

(viii)         as soon as reasonably practicable, but no later than 15 days, following the date of this Agreement, SunPower shall prepare and file with the Securities and Exchange Commission (“SEC”) a preliminary information statement on Schedule 14C, and as promptly as possible thereafter, shall prepare and file with the SEC a definitive information statement on Schedule 14C (the “Information Statement”), notifying the stockholders of SunPower, including for purposes of and in accordance with Section 228 of the Delaware General Corporation Law, that Total USA has executed (and Total shall execute prior to the completion of the preliminary Information Statement)  a written consent of stockholders approving the issuance of any and all securities pursuant to the Agreement for purposes of the NASDAQ Stock Market Listing Rules.  The Information Statement shall comply as to form in all material respects with the applicable provisions of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.  Total and SunPower will each cooperate with the other in the preparation of the Information Statement. SunPower shall promptly furnish the preliminary Information Statement and the definitive Information Statement, and any amendments or supplements thereto, to Total and give Total and its legal counsel a reasonable opportunity to review and comment on such preliminary and definitive Information Statements, or amendments or supplements thereto, prior to filing with the SEC, and SunPower shall consider in good faith all comments of Total in connection therewith. SunPower shall use its reasonable best efforts to respond as soon as reasonably practicable to any SEC comments with respect to the Information Statement. SunPower will use reasonable best efforts to have the Information Statement cleared by the SEC as promptly as practicable after the filing thereof, and to cause the definitive Information Statement to be mailed to the stockholders of SunPower as promptly as practicable after the Information Statement has been cleared by the SEC or after 10 calendar days have passed since the date of filing of the preliminary Information Statement with the SEC without notice from the SEC of its intent to review the Information Statement. Each of Total and SunPower agree to correct any information provided by it for use in the Information Statement which shall have become false or misleading. SunPower shall as soon as reasonably practicable notify Total of the receipt of any comments from the SEC with respect to the Information Statement and any request by the SEC for any amendment or supplement to the Information Statement or for additional information and shall provide Total with copies of all correspondence between SunPower and its representatives, on the one hand, and the SEC, on the other hand. Total shall be given a reasonable opportunity to participate in the response to any SEC comments and to provide comments on any response (to which reasonable and good faith consideration shall be given), including by participating in any discussions or meetings with the SEC.

Section 5.            Representations and Warranties.

(a)           SunPower Representations and Warranties.  On and as of the date of this Agreement, and as of the date of each Liquidity Injection, SunPower represents and warrants to Total that:

(i)             Organization; Powers.  SunPower is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, has all requisite power and authority to own its property and assets and to carry on its business as now conducted and, except where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect, is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required.

(ii)            Authorization; Enforceability.  The Transactions are within SunPower’s organizational powers and have been duly authorized by all necessary organizational action of SunPower.  Each Transaction Document has been duly executed and delivered by SunPower and is a legal, valid and binding obligation of SunPower, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency or similar laws affecting creditors’ rights generally and to general principles of equity.

(iii)           Governmental Approvals; No Conflicts.  The Transactions (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except such as have been obtained or made and are in full force and effect, except to the extent that any such failure to obtain such consent or approval or to take any such action, would not reasonably be expected to result in a Material Adverse Effect, (b) will not violate any Requirement of Law applicable to SunPower, (c) will not violate or result in a default under any other material indenture, agreement or other instrument binding upon SunPower its assets, or give rise to a right thereunder to require any payment to be made by SunPower, and (d) except as contemplated under the Total Credit Facilities Agreement and other Loan Documents, will not result in the creation or imposition of any lien on any asset of SunPower.

(iv)           Litigation.  Except as disclosed in SunPower’s filings with the SEC from time to time, there are no actions, suits, proceedings or investigations by or before any arbitrator or Governmental Authority pending against or, to the knowledge of SunPower, threatened against or affecting SunPower as to which there is a reasonable possibility of an adverse determination and that, if adversely determined, would reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.

(v)           Compliance with Laws and Agreements; Licenses and Permits.  SunPower is in compliance with all Requirements of Law applicable to it or its property and all indentures, agreements and other instruments binding upon it or its property, except where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

(vi)           Investment Company Status.  SunPower is not an “investment company” as defined in, and is not required to be registered under, the Investment Company Act of 1940.

(vii)          Taxes.  SunPower has timely filed or caused to be filed all tax returns and reports required to have been filed and has paid or caused to be paid all taxes required to have been paid by it, except (a) taxes that are being contested in good faith by appropriate proceedings and for which it has set aside on its books adequate reserves in accordance with GAAP or (b) to the extent that the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

(viii)         Material Agreements.  SunPower is not in default in any material respect in the performance, observance or fulfillment of any of its obligations contained in any material agreement to which it is a party, except where such default would not reasonably be expected to have a Material Adverse Effect.

(ix)           Disclosure.  The exhibits, reports and other writings furnished by or on behalf of SunPower to Total in connection with the negotiation of this Agreement or pursuant to the terms of the Transaction Documents (as modified or supplemented by other information so furnished), taken as a whole, do not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made therein, in the light of the circumstances under which they were made, not misleading; provided that, with respect to projected financial information, SunPower represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time.

                        (b)           Total Representations and Warranties.  On and as of the date of this Agreement, Total represents and warrants to SunPower that:

(i)             Due Incorporation, Qualification, etc.  Total is duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or formation and has requisite power and authority to conduct its business as it is presently being conducted.

(ii)            Authority.  The execution, delivery and performance by Total of this Agreement and the consummation of the transactions contemplated hereby (A) are within the corporate power and authority of Total and (B) have been duly authorized by all necessary corporate actions on the part of Total.

(iii)           Enforceability.  This Agreement has been duly executed and delivered by Total and constitutes a legal, valid and binding obligation of Total, enforceable against Total in accordance with its terms, except as limited by bankruptcy, insolvency or other laws of general application relating to or affecting the enforcement of creditors’ rights generally and general principles of equity.

Section 6.            Indemnification; Limitation on Liability.

(a)         Indemnification.  SunPower hereby agrees to indemnify Total and each Related Party of Total (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, Claims, damages, liabilities and related expenses (including all reasonable fees, costs and expenses of outside counsel for any Indemnitee), incurred by any Indemnitee or asserted against any Indemnitee directly caused by:

(i)      the breach by SunPower of any covenant or agreement contained in this Agreement, the Liquidity Support Agreement, any other Transaction Document or any agreement or instrument contemplated hereby or thereby (including without limitation any Guaranty or any Warrant); and

(ii)      any actual or prospective Claim, litigation, investigation or proceeding relating to any foregoing breach, whether based on contract, tort or any other theory, regardless of whether any Indemnitee is a party thereto and whether or not any of the transactions contemplated hereunder, under the Liquidity Support Agreement or under any other Transaction Document is consummated, in all cases, whether or not caused by or arising, in whole or in part, out of the comparative, contributory or sole negligence of the Indemnitee;

provided, that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and non-appealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee, or (y) arise out of any action, suit or proceeding brought by SunPower against an Indemnitee for such Indemnitee’s gross negligence or willful misconduct, including without limitation any derivative claim brought against an Indemnitee on behalf of SunPower.

(b)          Limitation on Liability.  Total’s aggregate liability for Claims by SunPower or DOE arising out of or relating to this Agreement and the Liquidity Support Agreement shall in no event exceed an amount equal to the Maximum Support Amount minus the Drawn Support Amount.

Section 7.            Termination.  This Agreement shall continue in full force and effect for so long as any obligations of SunPower remain outstanding under the Total Credit Facilities Agreement or Private Placement Agreement, any obligations of Total remain outstanding under any Guaranty, or Total has any obligation to provide Liquidity Injections pursuant to the Liquidity Support Agreement.

Section 8.            Miscellaneous.

(a)         Notices.  Except as otherwise provided herein, all notices, requests, demands, consents, instructions or other communications to or upon SunPower or Total under this Agreement shall be in writing and delivered by electronic mail, facsimile, hand delivery, overnight courier service or certified mail, return receipt requested, to each party at the address set forth below (or to such other address most recently provided by such party to the other party).  All such notices and communications shall be effective (i) when sent by Federal Express or other overnight service of recognized standing, on the Business Day following the deposit with such service, (ii) when mailed, by registered or certified mail, first class postage prepaid and addressed as aforesaid through the United States Postal Service, upon receipt, (iii) when delivered by hand, upon delivery, and (iv) when faxed or emailed, upon confirmation of receipt.

Total:

Total S.A.
2, place Jean Millier
La Défense 6
92400 Courbevoie
France
Attention:  Olivier Devouassoux, VP Subsidiary Finance Operations
Telephone: +33 1 47 44 45 64
Facsimile: + 33 1 47 44 48 74
Email: olivier.devouassoux@total.com

With a copy to:

Total S.A.
2, place Jean Millier
La Défense 6
92400 Courbevoie
France
Attention:  Christine Souchet, Subsidiary Finance Operations - Gas and Power
Telephone: +33 1 47 44 72 11
Facsimile: +33 1 47 44 47 92
Email: christine.souchet@total.com

With a copy to:

Total S.A.
2, place Jean Millier
La Défense 6
92400 Courbevoie
France
Attention:  Jonathan Marsh, Vice President, Legal Director
Mergers, Acquisitions & Finance
Telephone: +33 (0) 1 47 44 74 70
Facsimile: +33 (0)1 47 44 43 05
Email: jonathan.marsh@total.com

SunPower:

SunPower Corporation
77 Rio Robles
San Jose, CA  95134
Attention:  Dennis Arriola, Executive Vice President and Chief Financial Officer
Telephone:  408-240-5500
Facsimile:  408-240-5404
E-mail:  dennis.arriola@sunpowercorp.com

With a copy to:

SunPower Corporation
77 Rio Robles Street
San Jose, CA  95134
Attention:  Navneet Govil, Vice President and Treasurer
Telephone:  408-457-2655
E-mail:  navneet.govil@sunpowercorp.com

With a copy to:

SunPower Corporation
1414 Harbour Way South
Richmond, CA  94804
Attention:   General Counsel
Telephone:  408-240-5550
Facsimile:  408-240-5404
Email:  cjaap@sunpowercorp.com

(b)           Nonwaiver.  No failure or delay on a party’s part in exercising any right hereunder shall operate as a waiver thereof or of any other right nor shall any single or partial exercise of any such right preclude any other further exercise thereof or of any other right.

(c)           Amendments and Waivers.  This Agreement may not be amended or modified, nor may any of its terms be waived, except by written instruments signed by SunPower and Total.  Each waiver or consent under any provision hereof shall be effective only in the specific instances for the purpose for which given.

(d)           Assignments.

(i)      Assignment by SunPower.  This Agreement may not be assigned by SunPower without the prior written consent of Total, which may be withheld in Total’s sole discretion.

(ii)      Assignment by Total.  This Agreement may not be assigned by Total without the prior written consent of SunPower, which consent may not be unreasonably withheld, conditioned or delayed.

(iii)                 Successors and Assigns.  No assignment of this Agreement shall be valid until all of the obligations of the assignor hereunder shall have been assumed by the assignee by written agreement delivered to the other party.  This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns.

(e)          Partial Invalidity; Reinstatement.  If at any time any provision of this Agreement is or becomes illegal, invalid or unenforceable in any respect under the law or any jurisdiction, neither the legality, validity or enforceability of the remaining provisions of this Agreement nor the legality, validity or enforceability of such provision under the law of any other jurisdiction shall in any way be affected or impaired thereby.

(f)          Conflicts with Liquidity Support Agreement.  In the event of a conflict between the terms of the Liquidity Support Agreement on the one hand, and this Agreement and/or any other Transaction Document on the other hand, this Agreement and/or such Transaction Agreement shall control as between Total (and its Acceptable Affiliates) and SunPower.

(g)         Applicable Law; Jurisdiction; Etc.

(i)           GOVERNING LAW.  THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, UNITED STATES OF AMERICA, WITHOUT REFERENCE TO CONFLICTS OF LAWS (OTHER THAN SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW).

(ii)           SUBMISSION TO JURISDICTION.  EACH PARTY HERETO IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE NON-EXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY AND OF THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT.  EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW.  NOTHING IN THIS AGREEMENT SHALL AFFECT ANY RIGHT THAT ANY PARTY HERETO MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT AGAINST ANY OTHER PARTY HERETO OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.

(iii)           WAIVER OF VENUE.  EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT IN ANY COURT REFERRED TO IN SECTION 8(g)(ii).  EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

(iv)           WAIVER OF JURY TRIAL.  EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY).  EACH PARTY HERETO (i) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS

 REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (ii) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 8(g).

(h)         Counterparts and Electronic Signatures.  This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.  The facsimile, email or other electronically delivered signatures of the parties shall be deemed to constitute original signatures, and facsimile or electronic copies hereof shall be deemed to constitute duplicate originals.

(i)          Entire Agreement.  The Transaction Documents integrate all of the terms and conditions mentioned therein or incidental to the Transactions and supersede all written or oral negotiations, correspondence, term sheets, summaries and prior agreements of the parties to the Transaction Documents in respect of the subject matter of the Transaction Documents.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the parties hereto have caused this Compensation and Funding Agreement to be executed as of the day and year first written above.

SUNPOWER CORPORATION

By:	/s/ Thomas H. Werner
Name:	Thomas H. Werner
Title:	Chief Executive Officer

TOTAL S.A.

By:	/s/ Patrick de la Chevardiere
Name:	Patrick de la Chevardiere
Title:	Chief Financial Officer

Exhibit A

Form of Warrant

THIS SECURITY WAS ORIGINALLY ISSUED IN A TRANSACTION EXEMPT FROM REGISTRATION UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED, (THE “SECURITIES ACT”), AND THIS SECURITY MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR AN APPLICABLE EXEMPTION THEREFROM.  THE HOLDER OF THIS SECURITY AGREES FOR THE BENEFIT OF THE COMPANY THAT THIS SECURITY MAY BE OFFERED, RESOLD, PLEDGED OR OTHERWISE TRANSFERRED, ONLY (I) PURSUANT TO AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT, INCLUDING RULE 144 UNDER THE SECURITIES ACT (IF AVAILABLE), (II) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR (III) TO THE COMPANY OR ANY OF ITS SUBSIDIARIES, IN EACH OF CASES (I) THROUGH (III) IN ACCORDANCE WITH ANY APPLICABLE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES.

SUNPOWER CORPORATION

WARRANT

TO PURCHASE COMMON STOCK

Certificate Number:	Dated:

For value received, Total Gas & Power USA, SAS, a société par actions simplifiée organized under the laws of the Republic of France (the “Investor” and, together with any transferee of the Warrant in accordance with the terms of this Warrant, the “Holder”), is entitled to purchase from SunPower Corporation, a Delaware corporation (together with its successors and assigns, the “Company”), at any time and from time to time after the date set forth above, subject to the conditions set forth in Sections 1.2(f) and 1.2(g), and prior to 5:00 p.m., New York time, on the Expiration Date (as defined below), at the purchase price of $[●]1 per share (as such price may be adjusted pursuant to Section 2, the “Exercise Price”) an aggregate of [●]2 fully-paid and nonassessable shares of the Company’s common stock, par value $0.001 per share (“Common Stock”) (as such shares may be adjusted pursuant to Section 2, the “Warrant Shares”).

1
Exercise Price to be equal to the 30-Day VWAP (as defined in the Compensation and Funding Agreement) as of the LSA Effective Date (for the warrant specified in Section 2(a) of the Compensation and Funding Agreement) or as of the date of issuance of such Warrant (for the warrants specified in Section 3 of the Compensation and Funding Agreement), as applicable.

2	Warrant Shares to equal amounts specified in Section 2(a) or Section 3, as applicable, as set forth in the Compensation and Funding Agreement.

This Warrant (this “Warrant”) is being initially issued to the Investor pursuant to a Private Placement Agreement dated [●] (the “Purchase Agreement”) by and between the Company and the Investor, together with a related Terms Agreement, as each may be amended, restated, modified or supplemented from time to time.

Section 1.               Term and Exercise of Warrant.

1.1           Term of Warrant.  The Holder shall have the right, subject to the conditions set forth in Sections 1.2(f) and 1.2(g), at any time before 5:00 p.m., New York time, on the seventh anniversary of the date hereof, or, if such date is not a Business Day (as defined below), the next Business Day (the “Expiration Date”) to exercise this Warrant in accordance with the terms of this Warrant.

1.2           Exercise of Warrant.

(a)           Cash Exercise.  Subject to Sections 1.2(f) and 1.2(g), this Warrant may be exercised at any time prior to the Close of Business on the Expiration Date (or if the Expiration Date is not a Business Day, the next Business Day) and from time to time, in whole or in part, upon surrender to the Company, together with the duly completed and signed form of notice of exercise (designating thereon the Holder’s election to cash exercise (“Cash Exercise”)) in the form attached (the “Notice of Exercise”), and payment to the Company of the Exercise Price in effect on the date of such exercise for the number of Warrant Shares in respect of which this Warrant is then being exercised; provided, that the Holder may not elect to Cash Exercise this Warrant unless there is available an effective registration statement to cover such transaction or such Holder checks the box on the Notice of Exercise thereby representing to the Private Placement Representations (as defined in the Notice of Exercise).  Payment of the aggregate Exercise Price upon exercise pursuant to this Section 1.2(a) shall be made by delivery of a check to the principal executive offices of the Company as provided in Section 7 or, at the Holder’s discretion, by wire transfer of immediately available funds in accordance with written wire transfer instructions to be provided by the Company at the Holder’s request.

(b)           Net-Issue Exercise.  Subject to Sections 1.2(f) and 1.2(g), in lieu of exercising this Warrant on a cash basis pursuant to Section 1.2(a), the Holder may elect to exercise this Warrant at any time prior to the Expiration Date and from time to time, in whole or in part, on a net-issue basis by electing to receive the number of Warrant Shares which are equal in value to the value of this Warrant (or any portion thereof to be canceled in connection with such Net-Issue Exercise) at the time of any such Net-Issue Exercise, by surrender of this Warrant, together with the duly completed and signed Notice of Exercise (designating the Holder’s election to Net-Issue Exercise (“Net-Issue Exercise”)), to the Company at the principal executive offices of the Company as provided in Section 7.  The Notice of Exercise shall be properly marked to indicate (A) the number of Warrant Shares to be delivered to the Holder in connection with such Net-Issue Exercise, (B) the number of Warrant Shares in respect of which this Warrant is being surrendered in payment of the aggregate Exercise Price for the Warrant Shares to be delivered to the Holder in connection with such Net-Issue Exercise, calculated as of the Determination Date (as defined below) and (C) the number of Warrant Shares which remain subject to this Warrant after such Net-Issue Exercise, if any (each as determined in accordance with this Section 1.2(b)).  In the event that the Holder elects to exercise this Warrant in whole or in part on a net-issue basis pursuant to this Section 1.2(b), the Company will issue to the Holder the number of Warrant Shares determined in accordance with the following formula:

X = [Y x (A-B)] / A

where:

•	“X” is the number of Warrant Shares to be issued to the Holder in connection with such Net-Issue Exercise;

•	“Y” is the number of Warrant Shares to be exercised, up to the number of Warrant Shares subject to this Warrant;

•	“A” is the Closing Sale Price (as defined below) as of the Determination Date (as defined below) of one share of Common Stock; and

•	“B” is the Exercise Price in effect as of the date of such Net-Issue Exercise (as adjusted pursuant to Section 2).

The “Determination Date” will be the date the Notice of Exercise is given to the Company (determined in accordance with Section 7), or if such date is not a Trading Day, the next succeeding Trading Day.

(c)           Fractional Interests.  No fractional shares of Common Stock will be issued upon the exercise of this Warrant, but in lieu thereof the Company shall pay therefor in cash an amount equal to the product obtained by multiplying the Closing Sale Price of one share of Common Stock on the Trading Day immediately preceding the date of exercise of the Warrant times such fraction (rounded to the nearest cent).

(d)           Deemed Issuance.  Subject to 1.2(c), upon such surrender of the Warrant, delivery of the Notice of Exercise and, in the case of a Cash Exercise pursuant to Section 1.2(a), payment of the Exercise Price, the Company will with all reasonable dispatch (and in no event more than three Business Days from delivery of the Notice of Exercise), in the sole discretion of the Holder and as reflected on the Notice of Exercise, either (i) issue and cause to be delivered a certificate or certificates to and in the name of the Holder, or in the name of such other Person as designated by the Holder, or (ii) establish an electronic book entry at the Transfer Agent in a segregated account established by the Transfer Agent for the Holder’s benefit and registered in the name of Holder, or in the name of such other Person as designated by the Holder, in either case of (i) or (ii), for the number of full shares of Common Stock so purchased upon the exercise of this Warrant, together with a check or cash in respect of any fraction of a share of Common Stock otherwise deliverable upon such exercise, as provided in Section 1.2(c).  Such certificate or certificates shall be deemed to have been issued, or such electronic book entry shall be deemed to have been established, and the Person in whose name any such certificates will be issuable, or in whose name the electronic book entry has been registered, upon exercise of this Warrant (as indicated in the applicable Notice of Exercise) will be deemed to have become a holder of record of such Warrant Shares as of the date of the surrender of this Warrant and, in the case of a Cash Exercise pursuant to Section 1.2(a), payment of the Exercise Price.

(e)           Warrant Exercisable in Whole or in Part.  The rights of purchase represented by this Warrant shall be exercisable, at the election of the Holder, either in full or from time to time in part.  If this Warrant is exercised in respect of less than all of the Warrant Shares purchasable on such exercise at any time prior to the Expiration Date, a new Warrant of like tenor exercisable for the remaining Warrant Shares may be issued and delivered to the Holder by the Company.  This Warrant or any part thereof surrendered in the exercise of the rights thereby evidenced shall thereupon be cancelled by the Company and retired.

(f)           Stockholder Approval Condition to Exercise Warrant.  The Warrant shall not be exercisable by Holder prior to the date the Company obtains stockholder approval (“Stockholder Approval”) with respect to the issuance of Warrant Shares upon exercise of the Warrant in the manner set forth in the Compensation and Funding Agreement, dated February 28, 2012, between the Company and the Investor.

(g)           Holder’s Exercise Limitations.  So long as the Company has at least $25 million aggregate principal amount of Convertible Notes outstanding, the Company shall not effect any exercise of this Warrant, and a Holder shall not have the right to exercise any portion of this Warrant, to the extent that after giving effect to such issuance after exercise as set forth on the Notice of Exercise, the Holder would, directly or indirectly, including through one or more wholly-owned subsidiaries, become the “beneficial owner” (as these terms are defined in Rule 13d-3 and Rule 13d-5 under the Exchange Act), of more than 74.99% of the voting power of the Company’s capital stock that is at the time entitled to vote by the holder thereof in the election of the Board of Directors (or comparable body).  Upon request by Holder, the Company shall obtain a written statement from its Transfer Agent setting forth the number of shares of Common Stock outstanding.

(h)           Listing and Reservation Covenants.  On and after the date of such Stockholder Approval, the Company shall (i) cause the Warrant Shares to be approved for listing on the NASDAQ Global Select Market or such other securities exchange or market as the Common Stock is listed from time to time, subject to official notice of issuance and (ii) for as long as this Warrant remains outstanding, at all times reserve and keep available, free from preemptive rights, out of its authorized but unissued Common Stock or shares of Common Stock held in treasury by the Company, for the purpose of effecting the exercise of this Warrant, the number of Warrant Shares then issuable upon the exercise hereof (after giving effect to all anti-dilution adjustments provided for herein).  All Warrant Shares delivered upon exercise of this Warrant shall be newly issued shares or shares held in treasury by the Company, shall have been duly authorized and validly issued and shall be fully paid and nonassessable, and shall be free from preemptive rights and free of any lien or adverse claim (except for liens or adverse claims arising from the action or inaction of Holder).

Section 2.               Adjustment of Exercise Price and Warrant Shares.

The Exercise Price and the number of Warrant Shares purchasable upon the exercise of this Warrant shall be subject to adjustment from time to time as set forth below.

2.1           Adjustment for Change in Capital Stock.  If, after the Issue Date of the Warrant, the Company:

(a)           pays a dividend or makes a distribution payable exclusively in shares of Common Stock on all or substantially all shares of the Company’s Common Stock;

(b)           subdivides the outstanding shares of Common Stock into a greater number of shares; or

(c)           combines the outstanding shares of Common Stock into a smaller number of shares;

then the Exercise Price will be decreased (or increased with respect to an event in clause (c)) based on the following formula:

where,

R’ =
the Exercise Price in effect immediately after the Open of Business on the record date for such dividend or distribution, or immediately after the Open of Business on the effective date of such subdivision or combination, as the case may be;

R =
the Exercise Price in effect immediately prior to the Open of Business on the record date for such dividend or distribution, or immediately prior to the Open of Business on the effective date of such subdivision or combination, as the case may be;

OS’=
the number of shares of Common Stock outstanding immediately prior to the Open of Business on the record date for such dividend or distribution, or immediately prior to the Open of Business on the effective date of such subdivision or combination, as the case may be; and

OS =
the number of shares of Common Stock outstanding immediately after the Open of Business on the record date for such dividend or distribution, or immediately after the Open of Business on the effective date of such subdivision or combination, as the case may be.

Such adjustment shall become effective immediately after the Open of Business on the record date for such dividend or distribution, or the effective date for such subdivision or combination, as the case may be.  If any dividend or distribution of the type described in this Section 2.1 is declared but not so paid or made, or the outstanding shares of Common Stock are not split or combined, as the case may be, the Exercise Price shall be immediately readjusted, effective as of the date the Company’s board of directors or a duly appointed committee thereof

(the “Board of Directors”) determines not to pay such dividend or distribution, or split or combine the outstanding shares of Common Stock, as the case may be, to the Exercise Price that would then be in effect if such dividend, distribution, share split or share combination had not been declared or announced.

2.2           Adjustment for Rights Issue.  If, after the Issue Date of the Warrant, the Company distributes any rights, options or warrants (other than pursuant to a Shareholders’ Rights Plan (defined below)) to all or substantially all holders of the Company’s Common Stock entitling them to purchase (for a period not more than 45 days from the record date for such distribution) shares of Common Stock at a price per share less than the average of the Closing Sale Prices of the Common Stock for the 10 consecutive Trading Day period ending on, and including the Trading Day immediately preceding the record date for such distribution, the Exercise Price shall be decreased in accordance with the formula:

where:

R’ =	the Exercise Price in effect immediately after the Open of Business on the record date for such distribution;

R =	the Exercise Price in effect immediately prior to the Open of Business on the record date for such distribution;

O =	the number of shares of Common Stock outstanding immediately prior to the Open of Business on the record date for such distribution;

N =	the number of additional shares of Common Stock issuable pursuant to such rights, options or warrants;

P =
the per-share offering price payable to exercise such rights, options or warrants for the additional shares plus the per-share consideration (if any) the Company receives for such rights, options or warrants; and

M =
the average of the Closing Sale Prices of the Common Stock for the 10 consecutive Trading Day period ending on, and including, the Trading Day immediately preceding the record date with respect to the distribution.

Such adjustment shall be successively made whenever any such rights, options or warrants are distributed and shall become effective immediately after the Open of Business on the record date for such distribution.  To the extent that shares of the Common Stock are not delivered after the expiration of such rights, options or warrants, the Exercise Price shall be increased to the Exercise Price that would then be in effect had the adjustments made upon the issuance of such rights, options or warrants been made on the basis of delivery of only the number of shares of Common Stock actually delivered.  If such rights, options or warrants are not so issued, the Exercise Price shall be increased promptly to be the Exercise Price that would then be in effect if such record date for such distribution had not been fixed.

For purposes of this Section 2.2, in determining whether any rights, options or warrants entitle the holders to subscribe for or purchase Common Stock at less than the average of the Closing Sale Prices of Common Stock for each Trading Day in the applicable 10 consecutive Trading Day period, there shall be taken into account any consideration received by the Company for such rights, options or warrants and any amount payable on exercise thereof, the value of such consideration, if other than cash, to be determined by the Board of Directors.

2.3           Adjustment for Other Distributions.  If, after the Issue Date of the Warrant, the Company distributes to all or substantially all holders of its Common Stock any of its debt or other assets or property (including cash, rights, options or warrants to acquire capital stock of the Company or other securities, but excluding (a) dividends or distributions (including subdivisions) referred to in Section 2.1 and distributions of rights, warrants or options referred to in Section 2.2, (b) rights issued to all holders of Common Stock pursuant to a Shareholders’ Rights Plan, where such rights are not presently exercisable, continue to trade with Common Stock and holders will receive such rights together with Common Stock upon exercise of the Warrant), (c) dividends or other distributions paid exclusively in cash (to which Section 2.4 shall apply) and (d) any Spin-off to which the provisions set forth below in this Section 2.3 shall apply) (“Distributed Property”), the Exercise Price shall be decreased, in accordance with the formula:

where:

R’ =	the Exercise Price in effect immediately after the Open of Business on the record date for such distribution;

R =	the Exercise Price in effect immediately prior to the Open of Business on the record date for such distribution;

M =	the average of the Closing Sale Prices of Common Stock for the 10 consecutive Trading Day period ending on, and including, the record date for such distribution; and

F =
the fair market value, as determined by the Board of Directors, of the portion of the Distributed Property to be distributed in respect of each share of Common Stock immediately as of the Open of Business on the record date for such distribution.

Such adjustment shall become effective immediately prior to the Open of Business on the record date for such distribution.  Notwithstanding the foregoing, if “F” as set forth above is equal to or greater than “M” as set forth above, in lieu of the foregoing adjustment, the Holder shall receive, at the same time and up on the same terms as holders of Common Stock, the amount and kind of Distributed Property the Holder would have received had the Holder owned a number of shares of Common Stock issued upon such exercise immediately prior to the record date for such distribution.  If such distribution is not so paid or made, the Exercise Price shall again be adjusted to be the Exercise Price that would then be in effect if such dividend or distribution had not been declared.  If the Board of Directors or a committee thereof determines “F” for purposes of this Section 2.3 by reference to the actual or when issued trading market for any Common Stock, it must in doing so consider the prices in such market over the same period used in computing the Closing Sale Prices of the Common Stock over the 10 consecutive Trading Day period ending on, and including, the record date for such distribution.

With respect to an adjustment pursuant to this Section 2.3 where there has been a payment of a dividend or other distribution on the Common Stock in shares of capital stock of any class or series, or similar equity interest, of or relating to a Subsidiary or other business unit, where such capital stock or similar equity interest is listed or quoted (or will be listed or quoted upon consummation of the Spin-off) on a national securities exchange or reasonably comparable non-U.S. equivalent, which is referred to herein as a “Spin-off,” the Exercise Price will be decreased based on the following formula:

R’ =	the Exercise Price in effect immediately after the end of the Valuation Period (as defined below);

R =	the Exercise Price in effect immediately prior to the end of the Valuation Period;

F =
the average of the Closing Sale Prices of the capital stock or similar equity interest distributed to holders of the Common Stock applicable to one share of the Common Stock over the first 10 consecutive Trading Day period immediately following, and including, the effective date for the Spin-off (such period, the “Valuation Period”); and

MP =	the average of the Closing Sale Prices of the Common Stock over the Valuation Period.

The adjustment to the Exercise Price under the preceding paragraph of this Section 2.3 will be made immediately after the Close of Business on the last day of the Valuation Period, but will be given effect as of the Open of Business on the effective date for the Spin-off.  For purposes of determining the Exercise Price in respect of any exercise during the 10 Trading Days commencing on the effective date for any Spin-off, references within the portion of this Section 2.3 related to “Spin-offs” to 10 consecutive Trading Days shall be deemed replaced with such lesser number of Trading Days as have elapsed from, and including, the effective date for such Spin-off to, but excluding, the relevant Determination Date.

For purposes of this Section 2.3, in determining whether any rights, options or warrants entitle the holders to subscribe for or purchase shares of the Common Stock at less than the average of the Closing Sale Prices of the Common Stock for each Trading Day in the applicable 10 consecutive Trading Day period, there shall be taken into account any consideration received by the Company for such rights, options or warrants and any amount payable on exercise or conversion thereof, the value of such consideration, if other than cash, to be determined by the Board of Directors.

If, prior to a Determination Date, a record date for a Spin-off has been set but the relevant dividend or distribution has not yet resulted in an adjustment to the Exercise Price and an exercising Holder is not entitled to participate in the dividend or distribution with respect to the shares of Common Stock the Holder receives upon exercise (whether because the Holder was not a holder of such shares of Common Stock on the effective date for such dividend or distribution or otherwise), then as promptly as practicable following the Determination Date, the Company will deliver to the Holder  a number of additional shares of Common Stock that reflects the increase to the number of Warrant Shares deliverable as a result of the Spin-off.

2.4           Adjustment for Cash Distributions.  If, after the Issue Date of the Warrant, the Company makes a distribution to all or substantially all holders of its Common Stock consisting exclusively of cash, the Exercise Price shall be adjusted in accordance with the formula:

R’ =	the Exercise Price in effect immediately after the Open of Business on the record date for such distribution;

R =	the Exercise Price in effect immediately prior to the Open of Business on the record date for such distribution;

SP =
the average of the Closing Sale Prices of Common Stock over the 10 consecutive Trading Day period ending on, and including, the Trading Day immediately preceding the record date for such distribution; and

C =	the amount in cash per share the Company distributes to holders of Common Stock.

The adjustment shall become effective immediately after the Open of Business on the record date with respect to the distribution.

Notwithstanding the foregoing, if “C” as set forth above is equal to or greater than “SP” as set forth above, in lieu of the foregoing adjustment, adequate provision shall be made so that the Holder shall have the right to receive on the date on which the relevant cash dividend or distribution is distributed to holders of Common Stock, the amount of cash the Holder would have received had the Holder owned a number of shares exercisable from the Exercise Price on the record date for such distribution.  If such dividend or distribution is not so paid or made, the Exercise Price shall again be adjusted to be the Exercise Price that would then be in effect if such dividend or distribution had not been declared.

2.5           Adjustment for Company Tender Offer.  If, after the Issue Date of the Warrant, the Company or any Subsidiary makes a payment to holders of the shares of Common Stock in respect of a tender or exchange offer, other than an odd-lot offer, by the Company or any of its Subsidiaries for shares of Common Stock, to the extent that the cash and value of any other consideration included in the payment per share of Common Stock exceeds the average of the Closing Sale Prices over the 10 consecutive Trading Day period commencing on, and including the Trading Day immediately following the last date on which tenders or exchanges may be made pursuant to such tender or exchange offer (the “Expiration Date”), the Exercise Price shall be decreased based on the following formula:

R’ =	the Exercise Price in effect immediately after the Open of Business on the Trading Day immediately following the Expiration Date;

R =	the Exercise Price in effect immediately prior to the Open of Business on the Trading Day immediately following the Expiration Date;

F =
the aggregate fair market value, as determined by the Board of Directors, of all cash and other consideration payable in such tender or exchange offer  for shares purchased in such tender or exchange offer, such value to be measured as of the expiration time of the tender or exchange offer (the “Expiration Time”);

OS =	the number of shares of Common Stock outstanding immediately prior to the Expiration Time (prior to giving effect to such tender offer or exchange offer);

OS’=	the number of shares of Common Stock outstanding immediately after the Expiration Time (after giving effect to such tender offer or exchange offer); and

SP =	the average of the Closing Sale Prices of Common Stock over the 10 consecutive Trading Day period commencing on, and including, the Trading Day immediately following the Expiration Date.

The adjustment to the Exercise Price under this Section 2.5 will be made immediately after the Open of Business on the 11th Trading Day following the Expiration Date but will be given effect at the Open of Business on the Trading Day following the Expiration Date.  For purposes of determining the Exercise Price, in respect of any exercise during the 10 Trading Days commencing on the Trading Day immediately following the Expiration Date, references within this Section 2.5 to 10 Trading Days shall be deemed replaced with such lesser number of Trading Days as have elapsed from, and including, the Trading Day following the Expiration Time to, but excluding, the relevant Determination Date.

2.6           When No Adjustment Required.  No adjustment need be made as a result of:

(a)           the issuance of the rights pursuant to the Company’s adoption of a stockholders rights plan that provides that each share of Common Stock issued upon exercise of the Warrant at any time prior to the distribution of separate certificates representing rights will be entitled to receive the right (a “Stockholder Rights Plan”);

(b)           the distribution of separate certificates representing the rights under a Stockholder Rights Plan;

(c)           the exercise or redemption of the rights in accordance with any rights agreement under a Stockholder Rights Plan;

(d)           the termination or invalidation of the rights under a Stockholder Rights Plan;

(e)           upon the issuance of any shares of Common Stock pursuant to any present or future plan providing for the reinvestment of dividends or interest payable on securities of the Company and the investment of additional optional amounts in Common Stock under any plan;

(f)           upon the issuance of any shares of Common Stock or options or rights to purchase or be issued those shares pursuant to any present or future employee, director or consultant benefit plan or program of, or assumed by, the Company or any of its Subsidiaries;

(g)           ordinary course of business stock repurchases, including structured or derivative transactions pursuant to a stock repurchase program approved by the Board of Directors (but, for the avoidance of doubt, excluding transactions described in Section 2.5);

(h)           upon the issuance of any shares of Common Stock or any securities convertible into, or exchangeable for shares of Common Stock, or the right to purchase shares of Common Stock or such convertible or exchangeable securities other than as described in Sections 2.2 or 2.3; or

(i)           for a change in the par value of Common Stock.

If any event described in Section 2.6 (a) through (d) occurs, the Holder will receive the rights upon exercise, unless, prior to any exercise, the rights have separated from the Common Stock.  If the rights have separated, the Exercise Price will be decreased at the time of separation as provided by Section 2.2 or 2.3, as applicable, subject to readjustment in the event of expiration, termination or redemption of such rights.

Notwithstanding the foregoing, no adjustment need be made to the Exercise Price pursuant to Section 2.1, 2.2, 2.3, 2.4 or 2.5 if the Holder is entitled to participate (as a result of holding this Warrant, and at substantially the same time as Common Stock holders participate), subject to notice of such entitlement to the Holder, in the transaction that would otherwise trigger the applicable adjustment, as if the Holder held a number of shares of Common Stock issuable upon exercise of this Warrant. No adjustment need be made if the Common Stock to be issued upon exercise will actually receive the consideration provided in, or be subject to, the transaction that would otherwise trigger the adjustment.

2.7           Effect of Reclassification, Consolidation, Merger or Sale.

(a)           Upon the occurrence of (i) any reclassification of the outstanding shares of Common Stock (other than a change in par value, or from par value to no par value, or from no par value to par value, or as a result of a split, subdivision or combination covered by Section 2.1), (ii) any consolidation, merger, sale of all or substantially all of the Company’s assets (other than a sale of all or substantially all of the assets of the Company in a transaction in which the holders of Common Stock immediately prior to such transaction do not receive securities, cash or other assets of the Company or any other Person), or (iii) a binding share exchange which reclassifies or changes the outstanding shares of Common Stock, in each case as a result of which the holders of Common Stock shall be entitled to receive cash, securities or other property or assets with respect to or in exchange for such Common Stock (any such event, a “Merger Event”), then at the effective time of the Merger Event, the right to exercise this Warrant will be changed into a right to exercise this Warrant into the type and amount of shares of stock, other securities or other property or assets (including cash or any combination thereof) that a holder of a number of shares of Common Stock issuable upon exercise of this Warrant immediately prior to such Merger Event would have owned or been entitled to receive (the “Reference Property”) upon such Merger Event. If the Merger event causes the Common Stock to be converted into, or exchanged for, the right to receive more than a single type of consideration (determined based in part upon any form of stockholder election), the Reference Property to be received upon exercise will be deemed to be the weighted average of the types and amounts of Reference Property to be received by the holders of Common Stock that affirmatively make such election).

(b)           If the Company consummates a Merger Event, the Company shall promptly provide notice to the Holder briefly describing the Merger Event and stating the type or amount of cash, securities, property or other assets that will comprise the Reference Property after any such Merger Event and any adjustment to be made with respect thereto.

(c)           The above provisions of this Section shall similarly apply to successive Merger Events.

2.8           Simultaneous Adjustments.  In the event that this Section 2 requires simultaneous adjustments to the Exercise Price under more than one of Sections 2.1, 2.2, 2.3 or 2.4 of this warrant then the Board of Directors of the Company shall make such adjustments to the Exercise Price in good faith and in a commercially reasonable manner.

2.9           Successive Adjustments.  After an adjustment to the Exercise Price under this Section 2, any subsequent event requiring an adjustment under this Section 2 shall cause an adjustment to the Exercise Price as so adjusted.

2.10         Limitation on Adjustments.  The Company shall not take any action that would result in an adjustment pursuant to the foregoing provisions in this Section 2 if that adjustment would reduce the Exercise Price below the then par value of the shares of Common Stock issuable upon exercise of the Warrant.  In no event will the Exercise Price be increased other than as a result of a transaction described in Section 2.1(c).

2.11         Adjustment of Number of Warrant Shares.  Upon each adjustment of the Exercise Price pursuant to this Section 2, each Warrant outstanding prior to the making of the adjustment in the Exercise Price shall thereafter evidence the right to receive upon payment of the adjusted Exercise Price that number of shares of Common Stock (calculated to the nearest hundredth) obtained from the following formula:

where:

N’ =	the adjusted number of Warrant Shares issuable upon exercise of a Warrant by payment of the adjusted Exercise Price.

N =	the number of Warrant Shares previously issuable upon exercise of a Warrant by payment of the Exercise Price prior to adjustment.

E’ =	the adjusted Exercise Price.

E =	the Exercise Price prior to adjustment.

2.12         No Avoidance.  If the Company shall enter into any transaction for the purpose of avoiding the provisions of this Section 2, the benefits provided by such provisions shall nevertheless apply and be preserved.

2.13         Notices.

(a)           Promptly after any adjustment of the Exercise Price or the number of Warrant Shares issuable hereunder, the Company shall give written notice thereof to the Holder, setting forth in reasonable detail the calculation of such adjustment.

(b)           The Company shall give written notice to the Holder at least five (5) Business Days prior to the date on which the Company (I) closes its books or takes a record (a) with respect to any dividend or distribution on the Common Stock, (b) with respect to any pro rata subscription offer to holders of Common Stock, (c) with respect to any pro rata redemption or similar offer to holders of the Common Stock or (d) for determining rights to vote with respect to any Merger Event, dissolution or liquidation or (II) enters into any transaction that will result in an adjustment of the Exercise Price or the number of Warrant Shares issuable hereunder.

Section 3.              Restriction on Transfer of Warrant and Warrant Shares.

(a)            On or after the Issue Date, the Holder may transfer this Warrant or the Warrant Shares to any Person:

(i)             pursuant to a registration statement that is, at the time of such transfer, effective under the Securities Act;

(ii)            pursuant to Rule 144 promulgated under the Securities Act; or

(iii)           in a transaction otherwise exempt from the registration requirements of the Securities Act (subject to the requirements of such exemption).

(b)           Notwithstanding the foregoing, the following terms and conditions will apply to each transfer provided for in Section 3(a):

(i)           in the case of a transfer pursuant to Section 3(a)(ii) or (iii), as a condition precedent to such transfer, unless otherwise agreed by the Company in writing, the transferor must deliver an opinion of counsel reasonably satisfactory to the Company to the effect that the proposed transfer is exempt from registration under the Securities Act and applicable state securities laws; and

(ii)           no Holder that is subject to the Company’s then-applicable insider trading policy may transfer any of the Warrants or any Warrant Shares except to the extent permitted under such trading policy.

(c)           By its acceptance of this Warrant, each Holder (i) shall be deemed to have acknowledged and agreed to the restrictions on transfer described in this Section, and to have acknowledged that the Company will rely upon the truth and accuracy of such acknowledgement and agreement and (ii) agrees to the imprinting of the following legend on any certificate or book-entry evidencing this Warrant and the Warrant Shares:

THIS SECURITY WAS ORIGINALLY ISSUED IN A TRANSACTION EXEMPT FROM REGISTRATION UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED, (THE “SECURITIES ACT”), AND THIS SECURITY MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR AN APPLICABLE EXEMPTION THEREFROM.  THE HOLDER OF THIS SECURITY AGREES FOR THE BENEFIT OF THE COMPANY THAT THIS SECURITY MAY BE OFFERED, RESOLD, PLEDGED OR OTHERWISE TRANSFERRED, ONLY (I) PURSUANT TO AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT, INCLUDING RULE 144 UNDER THE SECURITIES ACT (IF AVAILABLE), (II) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR (III) TO THE COMPANY OR ANY OF ITS SUBSIDIARIES, IN EACH OF CASES (I) THROUGH (III) IN ACCORDANCE WITH ANY APPLICABLE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES.

(d)           Except as provided in Section 3(a) and (b) above, this Warrant, the rights represented hereby and the Warrant Shares may not be transferred in whole or in part by the Holder.  In order to effect any transfer or partial transfer of this Warrant, the Holder shall deliver this Warrant to the Company with the notice of transfer in the form attached (the “Notice of Transfer”) completed and duly executed.  Upon receipt of Notice of Transfer and the opinion of counsel required by this Section, if any, the Company shall promptly (i) issue to the transferee a new Warrant for the number of Warrant Shares assigned by the Holder, and (ii) to the extent the transfer contemplated by the Notice of Transfer is not for the entire number of Warrant Shares represented by this Warrant, issue to the Holder a replacement Warrant representing the balance of such Warrant.

(e)           The Company shall not be required to register any transfer of the Warrants or the Warrant Shares in violation of this Section or applicable securities laws.  The

Company may, and may instruct any transfer or warrant agent for the Company to, place such stop transfer orders as may be required on the transfer books of the Company in order to ensure compliance with the provisions of this Section and applicable securities laws.

Section 4.                      Taxes.  The issuance of certificates for Warrant Shares or the establishment of an electronic book entry upon the exercise of the rights represented by this Warrant will be made without charge to the Holder for any issuance tax in respect thereof; provided, however, that the Company shall not be required to pay any tax which may be payable in respect of any transfer involved in the issuance and delivery of any certificate or establishment of an electronic book entry in a name other than that of the Holder.

Section 5.                      Mutilated or Missing Warrant.  If this Warrant shall be mutilated, lost, stolen or destroyed and the Company shall receive evidence thereof and (except with respect to mutilated Warrants returned to the Company) indemnity reasonably satisfactory to it, then the Company shall issue and deliver in exchange and substitution for and upon cancellation of the mutilated Warrant, or in lieu of and substitution for the Warrant lost, stolen or destroyed, a new Warrant of like tenor and representing an equivalent right or interest.  An applicant for such a substitute Warrant shall comply with such other reasonable requirements and pay such reasonable charges as the Company may prescribe, including, without limitation, the execution and delivery of a lost Warrant affidavit and indemnification agreement in a form reasonably satisfactory to the Company and its counsel.

Section 6.                      No Rights as Stockholder until Exercise.  Except as provided in Section 1.2(d), nothing contained in this Warrant shall be construed as conferring upon the Holder the right to vote or to receive dividends or to consent or to receive notice as stockholders in respect of any meeting of stockholders for the election of directors of the Company or any other matter, or any rights whatsoever as stockholders of the Company.

Section 7.                      Notices.  All notices and other communications required or permitted to be given with respect to the Warrant shall be in writing signed by the sender, and shall be considered given:  (w) on the date delivered, if personally delivered during normal business hours, or on the next Business Day if delivered after normal business hours of the recipient; (x) on the date sent by telecopier with automatic confirmation of the transmitting machine showing the proper number of pages were transmitted without error, if sent during normal business hours of the recipient, or on the next Business Day if sent after normal business hours; (y) on the Business Day after being sent by Federal Express or another recognized overnight delivery service in time for and specifying next day or next business day delivery; or (z) five (5) Business Days after mailing, if mailed by United States postage-paid certified or registered mail, return receipt requested, in each instance referred to in the preceding clauses (y) and (z) only if all delivery charges are pre-paid.  Each such notice or other communication shall be given to the Holder at the address in a Warrant register to be created and maintained by the Company and to the Company at its principal executive offices.

Section 8.                      No Waivers; Remedies; No Impairment.  Prior to the Expiration Date, no failure or delay by the Holder in exercising any right, power or privilege with respect to the Warrant shall operate as a waiver of the right, power or privilege.  A single or partial exercise of any right, power or privilege shall not preclude any other or further exercise of the right, power or privilege or the exercise of any other right, power or privilege.  The rights and remedies provided in the Warrant shall be cumulative and not exclusive of any rights or remedies provided by law.  The Company will not, by amendment of its charter or by-laws or through any other means, directly or indirectly, avoid or seek to avoid the observance or performance of any of the terms of this Warrant and will at all time in good faith assist in the carrying out of all such terms and in the taking of all such actions as may be necessary or appropriate in order to protect the rights of the Holder against impairment.

Section 9.                      Amendments.  No amendment, modification, termination or waiver of any provision of the Warrant, and no consent to any departure from any provision of the Warrant, shall be effective unless it shall be in writing and signed and delivered by the Company and the Holder.  Notwithstanding the foregoing, neither Sections 1.2(f) or 1.2(g), nor this sentence, may be amended.

Section 10.                    Governing Law.  This Warrant shall be governed by and construed in accordance with the laws of the State of New York that apply to contracts made and performed entirely within such state.

Section 11.                    Severability of Provisions: Successors. Any provision of this Warrant that is prohibited or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of the prohibition or unenforceability without invalidating the remaining provisions of the Warrant or affecting the validity or enforceability of the provision in any other jurisdiction.  This Warrant shall be binding upon any entity succeeding the Company by merger, consolidation or otherwise.  All of the covenants and agreements of the Company shall inure to the benefit of successors and permitted assigns of the Holder.

Section 12.                    Titles and Subtitles; Section References.  The titles and subtitles used in this Warrant are used for convenience only and are not to be considered in construing or interpreting this Warrant.  Unless otherwise stated, references to Sections are to the Sections of this Warrant.

Section 13.                    Purchase Agreement.  The Company will provide any Holder with a copy of the Purchase Agreement upon request.

Section 14.                    Definitions.  For purposes of this Warrant, the following terms have the following meanings:

(a)           “Business Day” means any day excluding Saturday, Sunday and any day which is a legal holiday under the laws of the State of New York or is a day on which banking institutions located in such state are authorized or required by law or other governmental action to close.

(b)           “Close of Business” means 5:00 p.m.  (New York City time).

(c)           “Closing Sale Price” of the Common Stock on any date means the closing per-share sale price (or if no closing per-share sale price is reported, the average of the last bid and ask prices or, if more than one in either case, the average of the average last bid and the average last ask prices) on that date as reported the principal other national or regional securities exchange on which the shares of the Common Stock are then traded.  The Closing Sale Price will be determined without reference to after-hours or extended market trading. If the Common Stock is not so listed for trading on the relevant date, then the “Closing Sale Price” of the Common Stock will be the last quoted bid price for Common Stock in the over-the-counter market on the relevant date as reported by Pink OTC Markets Inc. or a similar organization. If the Common Stock is not so quoted, then the “Closing Sale Price” of the Common Stock will be determined by a U.S. nationally recognized independent investment banking firm selected by the Company for this purpose.

(d)           “Convertible Notes” means the Company’s 4.75% Senior Convertible Debentures due 2014 and 4.5% Senior Convertible Debentures due 2015.

(e)           “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(f)            “Issue Date” means the date on which the Warrant was originally issued or deemed issued as set forth on the face of the Warrant.

(g)           “Market Disruption Event” means the occurrence or existence on any Scheduled Trading Day for the Common Stock of any suspension or limitation imposed on trading (by reason of movements in price exceeding limits permitted by the stock exchange or otherwise) in the Common Stock or in any options contracts or futures contracts relating to the Common Stock, and such suspension or limitation occurs or exists at any time within the 30 minutes prior to the closing time of the relevant exchange on such Scheduled Trading Day.

(h)           “Open of Business” means 9:00 a.m.  (New York City time).

(i)            “Person” means any individual, corporation, partnership, company, trust, unincorporated organization or any other form of entity.

(j)            “Scheduled Trading Day” means any day that is scheduled by the applicable exchange to be a Trading Day, provided that if the Common Stock is not listed or traded, then a “Scheduled Trading Day” shall have the same meaning as Business Day.

(k)           “Securities Act” means the Securities Act of 1933, as amended.

(l)            “Subsidiary” means a Person more than 50% of the outstanding voting stock of which is owned, directly or indirectly, by the Company or by one or more other Subsidiaries of the Company, or by the Company and one or more other Subsidiaries of the Company.

(m)          “Trading Day” means a day on which (i) there is no Market Disruption Event and (ii) trading in the Company’s securities generally occurs on the NASDAQ Global Select Market, or if shares of Common Stock are not listed on the NASDAQ Global Select Market, then as reported by the principal other national or regional securities exchange on which the shares of Common Stock are then traded, or if the Common Stock is not listed or approved for trading on another national or regional securities exchange, on the principal market on which shares of the Common Stock are then traded, provided that if the Common Stock is not so listed or traded, then a “Trading Day” shall have the same meaning as Business Day.

(n)           “Transfer Agent” means Computershare Trust Company, N.A., or any successor transfer agent for the Company.

[The next page is the signature page]

The Company has executed and delivered this Warrant as of the date set forth above.

SUNPOWER CORPORATION

By:
Name:
Title:
Accepted:

TOTAL GAS & POWER USA, SAS

By:
Name:
Title:

Warrant Signature Page

NOTICE OF EXERCISE
(To Be Completed Only Upon Exercise)

TO:	SunPower Corporation
77 Rio Robles
San Jose, California 95134

1.      The undersigned hereby irrevocably elects to exercise the Warrant with respect to _____________ Warrant Shares pursuant to the terms of the Warrant.

2.      If Cash Exercise, check this box ☐:  The undersigned tenders herewith full payment of the aggregate cash exercise price equal to $_____________ U.S. Dollars for such shares in accordance with the terms of the Warrant.

3.      If Cash Exercise and there is no effective registration statement under the Securities Act to cover the issuance of the Warrant Shares upon such Cash Exercise, check this box ☐: The undersigned hereby makes the representations and warranties set forth in Section 3.2 of the Purchase Agreement as if it were the “Investor” and the Warrant Shares to be issued upon this exercise were the “Securities” (the “Private Placement Representations”).

4.      If Net-Issue Exercise, check this box ☐:  The undersigned exercises the Warrant on a net-issue basis pursuant to the terms set forth in the Warrant.  Net-Issue Information:

(a)    Number of Warrant Shares to be Issued to Holder:
(b)    Number of Warrant Shares Subject to Warrant Surrendered:
(c)    Number of Warrant Shares Remaining Subject to Warrant, if any:

5.      (Select one option below):

Please issue a certificate or certificates representing said Warrant Shares in such name or names as specified below:

(Name and Address)

Please establish an electronic book entry at the Transfer Agent in a segregated account established by the Transfer Agent for the benefit of and registered in the name of such name or names as specified below:

(Name and Address)

Determination Date:	By:

(Signature must conform in all respects to name of the Holder as set forth on the face of the Warrant)

NOTICE OF TRANSFER
(To Be Completed Only Upon Transfer)

TO:	SunPower Corporation
77 Rio Robles
San Jose, California 95134

FOR VALUE RECEIVED, the undersigned hereby sells, assigns and transfers unto ______________________________ the right represented by this Warrant, to purchase ______________________ Warrant Shares.

Please issue a Warrant representing the right to purchase such Warrant Shares in such name or names as specified below:

(Name and Address)

The undersigned requests the Company, by written order to exchange or register the transfer of a Warrant or Warrants, and, to the extent the transfer contemplated by this notice is not for the entire number of Warrant Shares represented by this Warrant, to issue a replacement Warrant in the name of the undersigned representing the balance of such Warrant Shares.

By executing and delivering this Notice of Transfer, the undersigned represents and warrants that transfer contemplated hereby is being made in accordance with Section 3 of this Warrant.

Dated:	By:

(Signature must conform in all respects to name of the Holder as set forth on the face of the Warrant)

Exhibit B

Form of Guaranty

GUARANTY

This GUARANTY (the “Guaranty”), dated ___________, is between Total S.A., a société anonyme organized under the laws of the Republic of France (the “Guarantor”), and [BANK], a ________________________, having its registered office at ___________________ (the “Bank”).

RECITALS

WHEREAS, SunPower Corporation (the “Obligor”) is a party to that certain [Credit Agreement, dated as of [ ]] with the Bank (the “Contract”);

WHEREAS, the Guarantor owns a portion of the equity interest in the Obligor and will receive direct and indirect benefits from the Bank’s performance of the Contract;

NOW, THEREFORE, in consideration of the above recitals and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Guarantor and the Bank hereby agree as follows:

AGREEMENT

For good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, and intending to be legally bound, the parties hereto hereby agree as follows:

1.           Guaranty.  (a)  The Guarantor unconditionally guarantees and promises to pay to the Bank, in accordance with the payment instructions contained in the Contract, on demand after the default by the Obligor in the performance of its payment obligations under the Contract, in lawful money of the United States, any and all Obligations (as hereinafter defined) consisting of payments due to the Bank; provided, however, that the monetary liability of the Guarantor under this Guaranty shall not at any time exceed $ .  For purposes of this Guaranty the term “Obligations” shall mean and include all payments, liabilities and obligations owed by the Obligor to the Bank (whether or not evidenced by any note, instrument or agreement and whether or not for the payment of money), direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising pursuant to the terms of the Contract or otherwise, including without limitation all interest, late fees, charges, expenses, attorneys’ fees and other professionals’ fees chargeable to the Obligor or payable by the Obligor thereunder and any costs of collection hereunder.

(b)           Subject to Section 1(f) hereof, this Guaranty is absolute, unconditional, continuing and irrevocable, constitutes an independent guaranty of payment, and is in no way conditioned on or contingent upon any attempt to enforce in whole or in part any of the Obligor’s Obligations to the Bank, the existence or continuance of the Obligor as a legal entity, the consolidation or merger of the Obligor with or into any other entity, the sale, lease or disposition by the Obligor of all or substantially all of its assets to any other entity, or the bankruptcy or insolvency of the Obligor, the admission by the Obligor of its inability to pay its debts as they mature, or the making by the Obligor of a general assignment for the benefit of, or entering into a composition or arrangement with, creditors.  If the Obligor fails to pay any Obligations to the Bank that are subject to this Guaranty as and when they are due, the Guarantor shall, subject to any limitation set forth in Section 1(a) hereof, forthwith pay to the Bank all such liabilities or obligations in immediately available funds.  Each failure by the Obligor to pay any such liabilities or obligations shall give rise to a separate cause of action, and separate suits may be brought hereunder as each cause of action arises.

(c)           The Bank, may at any time and from time to time, without the consent of or notice to the Guarantor, except such notice as may be required by applicable statute which cannot be waived, without incurring responsibility to the Guarantor, and without impairing or releasing the obligations of the Guarantor hereunder, (i)  exercise or refrain from exercising any rights against the Obligor or others (including the Guarantor) or otherwise act or refrain from acting, (ii) settle or compromise any Obligations hereby guaranteed and/or any other obligations and liabilities (including any of those hereunder) incurred directly or indirectly in respect thereof or hereof, and may subordinate the payment of all or any part thereof to the payment of any obligations and liabilities which may be due to the Bank or others, and (iii) sell, exchange, release, surrender, realize upon or otherwise deal with in any manner or in any order any property pledged or mortgaged by anyone to secure or in any manner securing the Obligations hereby guaranteed.

(d)           The Bank may not, without the prior written consent of the Guarantor, (i) change the manner, place and terms of payment or change or extend the time of payment of, renew, or alter any Obligation hereby guaranteed, or in any manner modify, amend or supplement the terms of the Contract or any documents, instruments or agreements executed in connection therewith, (ii) take and hold security or additional security for any or all of the obligations or liabilities covered by this Guaranty, or (iii) assign its rights and interests under this Guaranty, in whole or in part.

(e)           No invalidity, irregularity or unenforceability of the Obligations hereby guaranteed shall affect, impair, or be a defense to this Guaranty.

(f)           This Guaranty may be terminated by the Guarantor at any time and for any reason, at its sole option, upon delivery by the Guarantor to the Bank of a notice of the Guarantor’s election to terminate this Guaranty.  Unless terminated earlier, this Guaranty will remain in full force and effect until termination of the Contract.  Such expiration or termination of this Guaranty will not, however, affect or reduce the Guarantor’s obligation hereunder for any liability incurred prior to such expiration or termination.

2.             Representations and Warranties.  The Guarantor represents and warrants to the Bank that (a) the Guarantor is a [société anonyme] duly organized, validly, existing and in good standing under the laws of its jurisdiction of incorporation or formation; (b) the execution, delivery and performance by the Guarantor of this Guaranty are within the power of the Guarantor and have been duly authorized by all necessary actions on the part of the Guarantor; (c) this Guaranty has been duly executed and delivered by the Guarantor and constitutes a legal, valid and binding obligation of the Guarantor, enforceable against it in accordance with its terms, except as limited by bankruptcy, insolvency or other laws of general application relating to or affecting the enforcement of creditors’ rights generally; (d) the execution, delivery and performance of this Guaranty do not (i) violate any law, rule or regulation of any governmental authority, or (ii) result in the creation or imposition of any material lien, charge, security interest or encumbrance upon any property, asset or revenue of the Guarantor; (e) no consent, approval, order or authorization of, or registration, declaration or filing with, any governmental authority or other person (including, without limitation, the shareholders of the Guarantor) is required in connection with the execution, delivery and performance of this Guaranty, except such consents, approvals, orders, authorizations, registrations, declarations and filings that are so required and which have been obtained and are in full force and effect; (f) the Guarantor is not in violation of any law, rule or regulation other than those the consequences of which cannot reasonably be expected to have material adverse effect on the ability of the Guarantor to perform its obligations under this Guaranty; and (g) no litigation, investigation or proceeding of any court or other governmental tribunal is pending or, to the knowledge of the Guarantor, threatened against the Guarantor which, if adversely determined, could reasonably be expected to have a material adverse effect on the ability of the Guarantor to perform its obligations under this Guaranty.

3.             Waivers.  (a)  The Guarantor, to the extent permitted under applicable law, hereby waives any right to require the Bank to (i) proceed against the Obligor or any other guarantor of the Obligor’s obligations under the Contract, (ii) proceed against or exhaust any security received from the Obligor or any other guarantor of the Obligor’s Obligations under the Contract, or (iii) pursue any other right or remedy in the Bank’s power whatsoever.

(b)           The Guarantor further waives, to the extent permitted by applicable law, (i) any defense resulting from the absence, impairment or loss of any right of reimbursement, subrogation, contribution or other right or remedy of the Guarantor against the Obligor, any other guarantor of the Obligations or any security; (ii) any setoff or counterclaim of the Obligor or any defense which results from any disability or other defense of the Obligor or the cessation or stay of enforcement from any cause whatsoever of the liability of the Obligor (including, without limitation, the lack of validity or enforceability of the Contract); (iii) any right to exoneration of sureties that would otherwise be applicable; (iv) any right of subrogation or reimbursement and, if there are any other guarantors of the Obligations, any right of contribution, and right to enforce any remedy that  the Bank now has or may hereafter have against the Obligor, and any benefit of, and any right to participate in, any security now or hereafter received by the Bank; (v) all presentments, demands for performance, notices of non-performance, notices delivered under the Contract, protests, notice of dishonor, and notices of acceptance of this Guaranty and of the existence, creation or incurring of new or additional Obligations and notices of any public or private foreclosure sale; (vi) the benefit of any statute of limitations; (vii) any appraisement, valuation, stay, extension, moratorium redemption or similar law or similar rights for marshalling; and (viii) any right to be informed by the Bank of the financial condition of the Obligor or any other guarantor of the Obligations or any change therein or any other circumstances bearing upon the risk of nonpayment or nonperformance of the Obligations.

The Guarantor has the ability to and assumes the responsibility for keeping informed of the financial condition of the Obligor and any other guarantors of the Obligations and of other circumstances affecting such nonpayment and nonperformance risks.

4.             Notice of Advances or Defaults.  Within ten (10) days after each advance of a loan under the Contract, the Bank will notify the Guarantor of (a) the amount of such loan and (b) the aggregate amount loans that are outstanding under the Contract, after giving effect to such loan.  In addition, the Bank will promptly notify the Guarantor of any default under the Contract.

5.             Miscellaneous.

(a)           Notices.  All notices, requests, demands and other communications that are required or may be given under this Guaranty shall be in writing and shall be personally delivered or sent by certified or registered mail.  If personally delivered, notices, requests, demands and other communications will be deemed to have been duly given at time of actual receipt.  If delivered by certified or registered mail, deemed receipt will be at time evidenced by confirmation of receipt with return receipt requested.  In each case notice shall be sent:

if to the Bank, to:

Attention:

if to the Guarantor, to:

Attention:

or to such other place and with such other copies as the Bank or the Guarantor may designate as to itself by written notice to the other pursuant to this Section 5(a).

(b)           Nonwaiver.  No failure or delay on the Bank’s part in exercising any right hereunder shall operate as a waiver thereof or of any other right nor shall any single or partial exercise of any such right preclude any other further exercise thereof or of any other right.

(c)           Amendments and Waivers.  This Guaranty may not be amended or modified, nor may any of its terms be waived, except by written instruments signed by the Guarantor and the Bank.  Each waiver or consent under any provision hereof shall be effective only in the specific instances for the purpose for which given.

(d)           Assignments.  This Guaranty shall be binding upon and inure to the benefit of the Bank and the Guarantor and their respective successors and permitted assigns.  This Guaranty may not be assigned by the Guarantor without the express written approval of the Bank, which may not be unreasonably withheld, conditioned or delayed.  Notwithstanding the foregoing, the Guarantor may, without approval of the Bank, assign this Guaranty to any entity that [minimum credit standards for assignee to be agreed].

(e)           Cumulative Rights, etc.  The rights, powers and remedies of the Bank under this Guaranty shall be in addition to all rights, powers and remedies given to the Bank by virtue of any applicable law, rule or regulation, the Contract or any other agreement, all of which rights, powers, and remedies shall be cumulative and may be exercised successively or concurrently without impairing the Bank’s rights hereunder.

(f)           Partial Invalidity.  If at any time any provision of this Guaranty is or becomes illegal, invalid or unenforceable in any respect under the law or any jurisdiction, neither the legality, validity or enforceability of the remaining provisions of this Guaranty nor the legality, validity or enforceability of such provision under the law of any other jurisdiction shall in any way be affected or impaired thereby.

(g)           GOVERNING LAW.  THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, UNITED STATES OF AMERICA, WITHOUT REFERENCE TO CONFLICTS OF LAWS (OTHER THAN SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW).

(h)           JURISDICTION.  EACH PARTY (A) IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE NON-EXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY AND OF THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF AND (B) WAIVES ANY OBJECTION WHICH SUCH PARTY MAY HAVE TO THE LAYING OF VENUE OF ANY SUCH SUIT, ACTION OR PROCEEDING IN ANY SUCH COURT.

(i)            Jury Trial.  EACH OF THE GUARANTOR AND THE BANK, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY AS TO ANY ISSUE RELATING HERETO IN ANY ACTION, PROCEEDING, OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS GUARANTY.

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IN WITNESS WHEREOF, the parties hereto have caused this Guaranty to be executed as of the day and year first written above.

TOTAL S.A.

By:
Name:
Title:

[BANK]

By:
Name:
Title:

Exhibit C

Form of SunPower Certificate

To:	Total S.A.
2, place Jean Millier
La Défense 6
92400 Courbevoie
France
Attention:  Olivier Devouassoux, VP Subsidiary Finance Operations
Telephone: +33 1 47 44 45 64
Facsimile: + 33 1 47 44 48 74
Email: olivier.devouassoux@total.com
Date:   ________________

I, __________________, an Authorized Officer of SunPower Corporation (“SunPower”), hereby deliver this certificate pursuant to Section 4(a)(viii) of the Compensation and Funding Agreement, dated as of __________ (the “CFA”), by and between SunPower and Total S.A., and certify as follows (capitalized terms used and not otherwise defined below have the meanings given them in the CFA):

1.
This certificate is being delivered to Total in connection with the attached draft SunPower Quarterly Certificate to be delivered in final form to Total and DOE pursuant to the Liquidity Support Agreement within fifteen (15) Business Days after the end of the fiscal quarter ended [                ], 20[  ] (the “Reported Quarter”).

2.
Schedule I to the attached SunPower Quarterly Certificate is a statement setting forth my good faith estimate of the amount of (x) SunPower’s unrestricted cash and Cash Equivalents as of the last Business Day of the Reported Quarter (after payment of all Applicable Indebtedness that has come due in the Reported Quarter) plus (y) unused availability under any committed credit arrangement that was available to SunPower to be used for general corporate purposes, as of the last Business Day of the Reported Quarter.

3.
Schedule II to the attached SunPower Quarterly Certificate is a statement setting forth my good faith estimate of the projected amount as of the last Business Day of the current fiscal quarter, of (a) SunPower’s unrestricted cash and Cash Equivalents (after taking into account all obligations, including under Applicable Indebtedness, that are expected to come due in such fiscal quarter and any projected sales for such fiscal quarter) plus (b) unused availability under any committed credit arrangement that will be available to SunPower to be used for general corporate purposes.

4.
[As of the date hereof, I do not believe that any Liquidity Support Event has occurred that has not been cured.] OR [As of the date hereof, following delivery of the SunPower Quarterly Certificate to Total and DOE pursuant to the Liquidity Support Agreement, I believe that a Liquidity Injection in an estimated amount of $_____________ will be required to be made by Total to SunPower in accordance with the terms of the Liquidity Support Agreement and Section 3(a) of the CFA.]

5.
As of the date hereof, and as of the date of the Liquidity Injection described above, I believe that the representations and warranties of SunPower contained in the Liquidity Support Agreement, the CFA and any other Transaction Document  (to the extent such agreements are applicable to the form of such Liquidity Injection as provided herein and as indicated in writing by Total) are and will be true and correct, except as otherwise disclosed or modified by the disclosure schedule attached hereto (the “Disclosure Schedule” and, together with the representations and warranties, the “Representations”).  I believe that the Representations and the SEC Documents (as defined in the Private Placement Agreement), when considered together, do not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading.

6.	To my knowledge, SunPower has no knowledge of any material nonpublic information regarding SunPower, except as disclosed on the Disclosure Schedule.

Sincerely,

[Authorized Officer]
SunPower Corporation